Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HAMILTON HOLDINGS II, LLC,

as the Company,

VISTRA OPERATIONS COMPANY LLC,

as Buyer,

TSVME LLC,

as Merger Sub

and

Q-GENERATION HOLDINGS, LLC,

as Company Parent and Members’ Representative

Dated as of December 31, 2025

i

SCHEDULES

Schedule A	Ownership of Company Interests
Schedule B	Unrestricted Cash
Schedule C	Projects; Project Companies

Buyer Disclosure Schedule

Company Disclosure Schedule

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Termination Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Member Acknowledgement
Exhibit E	Form of Affidavit
Annex I	Sample Net Working Capital Calculation
Annex II	Sample Preliminary Purchase Price Calculation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is entered into as of December 31, 2025, by and among Hamilton Holdings II, LLC, a Delaware limited liability company (the “Company” and shall include the Surviving Company (as defined below) from and after the Effective Time (as defined below)), Vistra Operations Company LLC, a Delaware limited liability company (“Buyer”), TSVME LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), and Q-Generation Holdings, LLC, a Delaware limited liability company, solely for purposes of ARTICLE II and in its capacity as Members’ agent, attorney-in-fact and representative hereunder (“Company Parent” or “Members’ Representative”). Each of the Company, Buyer, Merger Sub and Members’ Representative is, individually, a “Party,” and, collectively, they are the “Parties.”

W I T N E S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Company Parent, Buyer and the other parties thereto have entered into the Cogentrix Purchase Agreement (as defined below) pursuant to which Company Parent will sell to Buyer (or its designated Affiliate(s)), and Buyer (or its designated Affiliate(s)) will purchase from Company Parent, all of the issued and outstanding limited liability company interests of Q-Generation, LLC, a Delaware limited liability company (“Q-Generation”), which indirectly owns (among other things) 100% of the issued and outstanding limited liability company interests in Cogentrix Finance HoldCo I, LLC, a Delaware limited liability company (“CFH”), and in each of the FPH Sellers (as defined below), on the terms and conditions set forth in the Cogentrix Purchase Agreement;

WHEREAS, the Members (as defined below) collectively own 100% of the issued and outstanding common units of the Company (the “Common Units,” and such Interests (including from and after the Effective Time (as defined below)), the “Company Interests”) in the proportions set forth on Schedule A), and are parties to that certain Fourth Amended and Restated Liability Company Agreement of the Company, dated as of July 12, 2023 (the “Company LLC Agreement”);

WHEREAS, Buyer directly or indirectly owns 100% of the issued and outstanding limited liability company interests of Merger Sub as of the date hereof;

WHEREAS, the Parties desire to enter into a transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”), on the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “Act”), and, as a result of the Merger, Surviving Company Holdco (as defined below) will acquire 100% of the Company Interests of the Surviving Company (as defined below), the Surviving Company will become a wholly owned Subsidiary of Surviving Company Holdco and Merger Sub will cease to exist; and

WHEREAS, immediately following the Cogentrix Closing (as defined below) and immediately prior to the Effective Time, Buyer will contribute, assign or transfer (or cause to be contributed, assigned or transferred) 100% of the issued and outstanding limited liability company interests in Merger Sub to CFH or a wholly owned Subsidiary of CFH designated by Buyer (CFH or such designated Subsidiary, in such capacity, the “Surviving Company Holdco”);

WHEREAS, immediately following the Cogentrix Closing, Buyer or its designated Affiliate(s) will own all of the issued and outstanding limited liability company interests in Q-Generation and indirectly will own (among other things) all of the issued and outstanding limited liability company interests in CFH and in each of the FPH Sellers, and immediately following the Merger the Surviving Company will continue as a direct or indirect wholly owned Subsidiary of CFH;

WHEREAS, (a) the execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated hereby, were duly authorized, including by the FPH Sellers, in accordance with the Act and the Company LLC Agreement and (b) Buyer, as the sole member of Merger Sub, has approved the execution and delivery by Merger Sub of this Agreement, the consummation of the Merger and the other transactions contemplated hereby, in accordance with the Act and the limited liability company agreement of Merger Sub, in the case of each of clauses (a) and (b), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means (a) definitions used to calculate the Preliminary Purchase Price and Purchase Price (including the components thereof and the related definitions embedded therein), (b) to the extent not inconsistent with clause (a), and to the extent not inconsistent with GAAP, the Company Entities’ practices, principles, accounting methods, policies, procedures, classifications, conventions, categorizations, calculations, definitions, techniques and methodologies (including as they relate to the nature of accounts, calculation of levels or reserves or levels of accruals) applied in the Financial Statements as of December 31, 2024, and (c) GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c). Annex I and Annex II include an illustrative example of the calculation of the Purchase Price as of September 30, 2025.

“Acquired Companies” means Q-Generation and each of its Subsidiaries other than the Excluded Entities.

“Act” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, claim, charge, complaint, suit, proceeding, arbitration, audit, or investigation by or before any Governmental Authority.

“Adjustment Amount” means an amount (which may be positive or negative) equal to the Purchase Price determined based on the Final Adjustment Certificate minus the Preliminary Purchase Price.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Notwithstanding the foregoing, other than for purposes of the definition of “Affiliate Contract”, the definition of “Non-Party Affiliate”, Section 3.26, Section 4.15, Section 4.16, Section 5.3(d), Section 7.2, Section 10.12 and Section 10.14, in no event shall an “Affiliate” of any FPH Seller include any investment fund, investment vehicle, portfolio companies or investments of any investment fund (or similar investment vehicle) of any Affiliate of such FPH Seller to the extent such Person does not own any direct or indirect equity interest in any Company Entity. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company Entities.

“Affiliate Contract” means any Contract between (a) any Member or any of its Affiliates (including any Cogentrix Entity but other than any Company Entity) or any officer, director, equityholder or employee of a Company Entity, on the one hand, and (b) any Company Entity, on the other hand, except for any Contract related to employment relationships, compensation, benefits or travel advances entered into in the ordinary course of business; provided, however, that for purposes of Section 5.10, “Affiliate Contract” means any Contract between (x) any Member or any of its Affiliates (other than any Acquired Company) or any officer, director, equityholder or employee of a Company Entity, on the one hand, and (y) any Company Entity, on the other hand, except for any Contract related to employment relationships, compensation, benefits or travel advances entered into in the ordinary course of business.

“Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Air Emission Allowance” means any air emission allowance, emission reduction credit, or similar instrument required to comply with Environmental Law.

“Alternative Financing” has the meaning set forth in Section 10.14(c).

“AML Laws” means USA Patriot Act of 2001, the U.S. Money Laundering Control Act of 1986, the Bank Secrecy Act, Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, or any other applicable money laundering or financial recordkeeping Laws.

“Anti-Corruption Laws” means all Laws relating to anti-bribery or anticorruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Authority or commercial entity to obtain a business advantage, including the Foreign Corrupt Practices Act of 1977, as amended, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“BCPG” means BCPG Hamilton US Acquisition Co. LLC, a Delaware limited liability company.

“Business Data” means any information or data in any form that identifies, relates to or could be used to identify, directly or indirectly, a natural Person and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to the Company on the date hereof.

“Buyer Material Adverse Effect” means any change, event, occurrence, development or circumstance that would reasonably be expected to prevent or materially delay the performance by Buyer or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

“Calculation Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Cash” means, as of any time and solely with respect to the Company Entities, (a) all cash and cash equivalents (including bank account balances, marketable securities, commercial paper, treasury bills and short term investments) held by the Company Entities, other than (i) Restricted Cash (except as specified in Schedule B) and (ii) any casualty proceeds, plus (b) any checks received and not yet deposited and any inbound wire transfers or deposits in transit or received and not yet deposited, minus (c) any checks issued but not yet drawn and any outbound wire transfers or deposits in transit.

“Casualty Loss” has the meaning set forth in Section 5.9.

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Closing” has the meaning set forth in Section 2.5.

“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth (a) Buyer’s good faith calculation of (i) Closing Date Net Working Capital, (ii) the Closing Date Indebtedness Amount, (iii) the Closing Date Cash Amount and (iv) Closing Date Transaction Expenses and (b) Buyer’s good faith calculation of (i) the Purchase Price and (ii) the Adjustment Amount based on the foregoing, in each case, together with reasonable supporting calculations and documentation.

“Closing Date” means the date the Closing occurs pursuant to Section 2.5.

“Closing Date Cash Amount” means, without duplication, an amount equal to the aggregate amount of Cash of the Company Entities as of the Calculation Time, but excluding any Cash (a) used to pay Transaction Expenses or any portion of the Indebtedness Amount, (b) used to cancel, settle, terminate or eliminate any liability of any Affiliate Contract pursuant to Section 5.10, or (c) used or reserved (and actually paid) for payment of any dividends or distributions, in the case of clauses (a), (b) and (c), from and after the Calculation Time and at or prior to the Closing.

“Closing Date Indebtedness Amount” means the aggregate Indebtedness Amount of the Company Entities (without duplication) as of immediately prior to the Closing and including any such Indebtedness Amount that is to be paid at or in connection with the Closing. For the avoidance of doubt, no amounts (a) which constitute Indebtedness Amount Exclusions or (b) included in the calculation of Closing Date Transaction Expenses shall be included in the calculation of the Closing Date Indebtedness Amount.

“Closing Date Net Working Capital” means the aggregate amount (without duplication) of Net Working Capital of the Company Entities as of the Calculation Time.

“Closing Date Transaction Expenses” means, without duplication, an amount equal to the aggregate amount of Transaction Expenses as of Closing (with such amounts computed as though all such amounts were payable as of the Closing even if payable after the Closing) and includes any such Transaction Expenses to be paid at the Closing in accordance with Section 2.5(c)(iii). For the avoidance of doubt, no amounts (a) included in the calculation of the Closing Date Indebtedness Amount (or which constitute Indebtedness Amount Exclusions), (b) included in the calculation of Closing Date Net Working Capital, (c) to be paid by Buyer or any of its Affiliates pursuant to this Agreement or (d) payable pursuant to any Contract, arrangement or plan entered into after Closing by or between Buyer or any of its Affiliates and any employee of any Company Entity, in each case of clauses (a) through (d), shall be included in the calculation of Closing Date Transaction Expenses.

“Closing Payment” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Cogentrix Casualty Loss” has the meaning ascribed to “Casualty Loss” in the Cogentrix Purchase Agreement.

“Cogentrix Closing” means the consummation of the transactions contemplated by the Cogentrix Purchase Agreement.

“Cogentrix Credit Agreement” means the Credit Agreement, dated as of February 26, 2025, by and among CFH, the lenders and issuing banks from time to time party thereto and Morgan Stanley Senior Funding, Inc., as amended by that certain Amendment No. 1 to Credit Agreement and that certain Amendment No. 2 to Credit Agreement, each dated as of August 27, 2025.

“Cogentrix Entities” means the Acquired Companies (other than the Company Entities).

“Cogentrix Projects” means the electric generating plants specified in the Cogentrix Purchase Agreement, together with all auxiliary equipment, ancillary and associated facilities, and equipment, electrical transformers, pipeline, water treatment and electrical interconnection and metering facilities (whether owned or leased by any applicable project company) used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Cogentrix Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and among Company Parent, Vistra Corp., a Delaware corporation, and Buyer pursuant to which Buyer (or its designated Affiliate(s)) will acquire the issued and outstanding limited liability company interests in Q-Generation on the terms and conditions set forth therein.

“Cogentrix Regulatory Conditions” means the closing conditions set forth in Section 7.1(b) through Section 7.1(g) of the Cogentrix Purchase Agreement.

“Cogentrix Reverse Termination Fee” means that certain termination fee payable by Buyer pursuant to Section 10.3 of the Cogentrix Purchase Agreement.

“Commitment Letter” shall have the meaning set forth in Section 4.5(a).

“Common Units” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by the Company to Buyer on the date hereof.

“Company Entities” means the Company and each of its Subsidiaries set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Company Group” has the meaning set forth in Section 5.14(a).

“Company Intellectual Property” has the meaning set forth in Section 3.19(a).

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Company LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Parent” has the meaning set forth in the preamble to this Agreement.

“Company Software” means any software (including any component thereof) in which the Company or the Company Entities own the Intellectual Property, including any such software used in any product or service marketed, licensed, sold, distributed or otherwise provided by the Company or the Company Entities (excluding any third-party components distributed with or incorporated within any of such software).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 21, 2025, between QEM VIII, LLC and Buyer.

“Conflicting Contract” has the meaning set forth in Section 4.9(a).

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Contract” means any agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.

“Contracting Party” has the meaning set forth in Section 10.13.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to either (a) vote more than 50% of the Voting Securities of such person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities or ownership interests, by Contract or otherwise.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 31, 2024, by and among Hamilton Projects Acquiror, LLC, Hamilton Projects Holdings, LLC, each of the subsidiary guarantors party thereto, the lenders and issuing banks from time to time party thereto, and Jefferies Finance LLC, as amended by that certain Amendment No. 1 to Credit and Guaranty Agreement, dated as of July 11, 2024, that certain Omnibus Amendment to Credit Agreement and Depositary Agreement, dated as of January 6, 2025, that certain Amendment No. 2 to Credit and Guaranty Agreement, dated as of January 7, 2025 and that certain Amendment No. 3 to Credit and Guaranty Agreement, dated as of July 7, 2025.

“Credit Agreement Portability Conditions” means (a) Buyer (and any of its designated Affiliates to which this Agreement is assigned pursuant to Section 10.2) is a Qualified Buyer (as defined in the Credit Agreement) and (b) the Ratings Reaffirmation has been obtained.

“Damages” means all fines, losses, damages, liabilities, and other reasonable costs and expenses (including legal fees and attorneys’ fees).

“Data Room” has the meaning set forth in Section 1.2(n).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of any Business Data or otherwise relating to privacy, security, or security breach notification requirements: (a) the Company Entities’ own written rules, policies, procedures, and contractual commitments and (b) all applicable Laws and binding guidelines and standards.

“Debt Financing Source Related Party” means any Debt Financing Source, together with their respective Affiliates and their and their respective Affiliates’ former, current and future agents and Representatives and their respective successors and assigns.

“Debt Financing Sources” means the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part any Specified Debt Financing in connection with the transactions contemplated hereby, including the parties to any debt commitment letters, joinder agreements, indentures, engagement letters or credit agreements entered into pursuant thereto or relating thereto and their respective Affiliates, Representatives and Debt Financing Source Related Parties involved in the Specified Debt Financing and their successors and assigns.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Company Disclosure Schedule.

“Disputed Items” has the meaning set forth in Section 2.6(c).

“Easement” has the meaning set forth in Section 3.9(b).

“Easement Real Property” has the meaning set forth in Section 3.9(b).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Emergency” means a condition, circumstance or situation that arises or occurs which presents or is likely to present a material threat to persons, to property, to the environment or to the security of the business operations of any Company Entity.

“Employee Benefit Plan” means each “employee benefit plan” as defined in ERISA Section 3(3) and each other plan, program, policy, agreement, fund or other arrangement (whether written or unwritten, whether funded or unfunded) providing compensation, benefits, employment, individual consulting, pension, retirement, superannuation, profit sharing, equity or equity-based rights (including any such rights related to the equity interests of any Company Entity or its Affiliates), bonus, commission, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, paid time off, cafeteria plan, insurance (including any self-insured arrangements), death benefit, sick pay, disability, termination, severance, fringe benefit, supplemental unemployment benefits, change in control, transaction, retention, nonqualified deferred compensation, termination indemnity, redundancy pay, educational assistance, holiday, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits or compensation, whether for the benefit of one individual or more than one individual, and whether or not subject to ERISA, in each case, maintained, sponsored, or contributed to by any Company Entity or with respect to which the Company Entities or any of their respective Affiliates have or may have any Liability or obligation (including in respect of any such plan, program, policy, practice, Contract or arrangement of any ERISA Affiliate of any of the Company Entities) or in which any current or former directors, officers, employees or individual service providers of the Company Entities participate or receive compensation or benefits.

“Enterprise Value” means $2,300,000,000.

“Environmental Law” means any Law as enacted and in effect as of the Closing Date related to pollution, natural resources, or human or employee health and safety (solely to the extent relating to exposure to Hazardous Materials), including (a) the protection, preservation or restoration of the environment (including, but not limited to, indoor or ambient air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the Release, treatment, storage, disposal, generation, use, transportation, handling, management or remediation of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.10(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with the Company Entities that, together with the Company Entities, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Account” means a segregated account established and maintained by the Escrow Agent pursuant to and in accordance with the Escrow Agreement.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” has the meaning set forth in Section 2.5(b)(iii).

“Escrow Amount” means $10,000,000.

“Escrow Funds” means, at any given time after the Closing, the funds remaining in the Escrow Account, excluding remaining amounts of interest, if any, actually earned.

“Estimated Adjustment Certificate” has the meaning set forth in Section 2.6(a).

“Estimated Cash Amount” has the meaning set forth in Section 2.6(a).

“Estimated Indebtedness Amount” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.6(a).

“EWG” means an “exempt wholesale generator” as defined in Section 1262(6) of PUHCA and FERC’s implementing regulations at 18 C.F.R. § 366.1.

“Excess Payment” has the meaning set forth in Section 2.6(e).

“Excluded Entities” means Odyssey Energy Cedar Bayou 4, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Representation” has the meaning set forth in Section 10.14(b).

“FCC” means the U.S. Federal Communications Commission.

“FCC Applications” means those applications required to be filed with the FCC to obtain the Consents of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Final Adjustment Certificate” has the meaning set forth in Section 2.6(d).

“Final Settlement Date” has the meaning set forth in Section 2.6(c).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Flow-Through Taxes” means the amount of any Income Taxes payable by the direct or indirect beneficial owners of the Company Entities (including the Members) that are not themselves Company Entities, that are related to the income, assets, business or operation of the Company Entities.

“FPA” means the Federal Power Act and FERC’s implementing regulations promulgated thereunder.

“FPH Sellers” means each of Franklin I, Franklin II and HIH.

“Franklin I” means Franklin Power Holdings, L.L.C., a Delaware limited liability company.

“Franklin II” means Franklin Power Holdings II, LLC, a Delaware limited liability company.

“Fraud” means an actual and intentional common law fraud under Delaware Law by a Party in the making of the representations and warranties set forth in ARTICLE III (in the case of the Company) or ARTICLE IV (in the case of Buyer), which resulted in the other Party acting in reasonable reliance on such representation or warranty and suffering Damages as a result of such reliance; provided, that such actual and intentional fraud (a) specifically excludes any statement, representation or omission made negligently or recklessly and (b) shall only be deemed to exist if the Party against whom relief is sought had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party were, or would actually be, breached.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied by the Company Entities, as in effect from time to time.

“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, any court, agency, department, tribunal or commission or other governmental or regulatory authority, administrative body or instrumentality, or any independent system operator, or regional transmission organization, including NERC and PJM, in each case, of competent jurisdiction, or any arbitrator or arbitral body (public or private).

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Materials” means any chemical, material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” “radioactive,” or other term of similar import under applicable Environmental Law, including but not limited to any petroleum product and any by-product thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, per- and polyfluoroalkyl substances, or radioactive materials.

“Hedging Contract” means any forward, future, swap, collar, cap, floor, put, call, option, hedge or other similar Contract the purpose of which is to benefit from, or reduce the risk of, fluctuations in any commodity (including energy, capacity, environmental attributes and ancillary products or services), interest rate, foreign exchange rate, currency or any equity or debt security or any index based on any of the foregoing, but shall exclude any enabling agreement with a brokerage or clearing account.

“HIH” means Hamilton Intermediate Holdings, LLC, a Delaware limited liability company.

“HPA” means Hamilton Projects Acquiror, LLC.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means any Taxes based on net or gross income or profit.

“Indebtedness Amount” means, without duplication, (a) all indebtedness of the Company Entities for borrowed money, including indebtedness for borrowed money under the Credit Agreement, (b) obligations (whether contingent or otherwise) for deferred purchase price of property, business, assets, securities or services (including “earn-outs” and “seller notes” payable) with respect to which any Company Entity is liable (other than ordinary course trade payables, to the extent such amounts are included in Net Working Capital), (c) indebtedness of the Company Entities evidenced by any note, bond, debenture, mortgage or other debt security, (d)

obligations of the Company Entities under any performance, surety, statutory, appeal or similar bond or any letter of credit, but, in each case, only to the extent drawn or called (and not paid in full or otherwise discharged), (e) obligations of the Company Entities in respect of leases classified as finance leases in the Financial Statements, (f) Liabilities in the nature of direct or indirect guaranties or assumption of the obligations described in clauses (a) through (e) above of any other Person (excluding, for the avoidance of doubt, intercompany guaranties or assumptions of obligations solely among the Company Entities), (g) any Liabilities in the nature of accrued and unpaid fees, interest, premiums, breakage or make-whole payments, penalties (including prepayment penalties) or similar amounts with respect to any of the foregoing, in each case, to the extent due and payable, (h) all compensatory amounts payable by the Company Entities to any current or former employee or individual service providers of any of the Company Entities under the purchase or acquisition agreements for transactions consummated pre-Closing (excluding the Transactions), in each case, together with the employer portion of the amount of any withholding, payroll, employment or similar Taxes in connection with such payments, computed as though all such amounts were payable as of the Calculation Time immediately prior to the Closing even if payable after the Closing, and (i) Pre-Closing Income Taxes, any entity-level Taxes imposed by a “domestic jurisdiction,” as described in IRS Notice 2020-75, any other Taxes paid with respect to a pass-through entity tax election (or similar election) and any non-resident withholding Taxes of any Company Entity for any Pre-Closing Tax Period, which amount shall not be less than zero in any jurisdiction or for any Tax and shall be determined as of the Calculation Time. Notwithstanding this definition of the Indebtedness Amount and for the avoidance of doubt, the Indebtedness Amount shall not include any Indebtedness Amount Exclusion.

“Indebtedness Amount Exclusions” means (a) any obligations under any performance, surety, statutory, appeal, customs or similar bond or any letter of credit, in each case, to the extent undrawn or uncalled, (b) any intercompany indebtedness solely between or among the Company Entities, (c) any indebtedness, obligations or expenses incurred, issued or otherwise obtained by, on behalf of, or otherwise at the direction of, Buyer in connection with the transactions contemplated by this Agreement or otherwise, (d) any lease that any Company Entity treats as an operating lease in the Financial Statements, (e) any amounts to the extent included in the calculation of Closing Date Net Working Capital or (f) any indebtedness (i) under the Cogentrix Credit Agreement or (ii) related to the transactions contemplated by the Cogentrix Purchase Agreement.

“Independent Accounting Firm” means Ernst & Young LLP; provided, that in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, Members’ Representative and Buyer shall jointly appoint a replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Insurance Coverage” has the meaning set forth in Section 3.12.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents, patent applications, utility models, and applications for utility models, including all continuations, divisionals, continuations-in-part, foreign counterparts, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, (b) Trademarks, (c) copyrights, (d) all registrations, applications, renewals, extensions and reversions of any of the foregoing and (e) trade secrets and proprietary rights in technology, know-how, software, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research.

“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interest of such Person or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, including any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, phantom stock or similar securities or interests.

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“Interim Period” has the meaning set forth in Section 5.1(a).

“IP Contract” means any Contract under which the Company Entities are granted rights to Intellectual Property (except with respect to non-exclusive licenses for off-the-shelf software and data subscriptions or licenses with annual fees or royalties not exceeding $50,000.00) and any Contract granting any Person rights in any material Company Intellectual Property owned by a Company Entity.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the computers, workstations, servers, routers, hubs, switches, and all other information technology equipment owned or leased by any Company Entity and used by them in connection with the operation of their respective businesses.

“Knowledge” means, with respect to the Company, the actual knowledge (after inquiry of such individual’s direct reports) of any individual set forth on Section 1.1(c) of the Company Disclosure Schedule, and, with respect to Buyer, the actual knowledge (after inquiry of such individual’s direct reports) of any individual set forth on Section 1.1(c) of the Buyer Disclosure Schedule.

“Labor Contract” means any collective bargaining agreement or other similar Contract with any union, works council, employee association or other labor organization or bargaining unit representative.

“Laws” means all applicable laws (including common law), statutes, acts, constitutions, treaties, rules, regulations, codes or ordinances of any Governmental Authority, and all applicable Governmental Orders.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Liability” means any and all debts, liabilities, duties or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, restriction, title defect, deed of trust, hypothecation, claim, preferential right, option to purchase or otherwise acquire, lease or license any interest, or other security interest of any kind or nature whatsoever.

“Lookback Date” means January 1, 2022.

“Material Adverse Effect” means, (a) with respect to the Company Entities and the Cogentrix Entities, taken together, any change, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, operations, financial condition or results of operations of the Company Entities and the Cogentrix Entities, taken together, or the Projects and the Cogentrix Projects, taken together, in either case, taken as a whole or (b) any change, event, occurrence, development or circumstance that would reasonable be expected to prevent or materially delay the performance by the Company of any obligation under, or the consummation of the transactions contemplated by, this Agreement; provided, however, that solely for purposes of clause (a) above, none of the following, alone or in combination, shall constitute or be deemed to contribute to a Material Adverse Effect with respect to the Company Entities and the Cogentrix Entities, taken together, or shall otherwise be taken into account in determining whether a Material Adverse Effect with respect to the Company Entities and the Cogentrix Entities, taken together, has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Company Entities and the Cogentrix Entities operate (including the electric generating, transmission or distribution industries), whether international, national, regional, state, provincial or local, (ii) changes in energy industry or wholesale or retail markets for electric power, power generation, power transmission or fuel supply or transportation or related products and operations (in the costs of commodities or other supplies), including those due to actions or inaction by competitors or Governmental Authorities, whether international, national, regional, state, provincial or local, (iii) changes in general regulatory, political or social conditions, including any protests, acts of war or terrorist activities (including cyber terrorism) or as the result of the outcome of any primary, general or other election, in each case, whether or not involving the United States, or any response of any Governmental Authority thereto, (iv) changes in international, national, regional, state, provincial or local electric transmission or distribution systems generally, whether international, national, regional, state, provincial or local, (v) changes in the markets (including local or regional sub-markets or zones) for or costs of electricity or related products, or access to such markets, (vi) effects of weather, meteorological conditions, explosions, fires or events or other natural disasters or the operating performance of the Company Entities or the Cogentrix Entities associated with such weather or meteorological conditions, explosions, fires, events or other natural disasters, (vii) changes in Law or regulatory policy or the interpretation or enforcement thereof, (viii) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (ix) the announcement or pendency of the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Company Entities or the Cogentrix Entities (including any impact on the relationship of the Company Entities or the Cogentrix Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (x) changes in accounting requirements or principles (including GAAP) following the date of this Agreement, (xi) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes, (xii) new generating facilities and their effect on pricing, fuel supply or transmission, (xiii) actions or omissions expressly required to be taken (A) by the Company Entities in accordance with this Agreement or the other Transaction Documents or requested, or expressly consented to, in writing by Buyer or (B) by the Cogentrix Entities in accordance with the Cogentrix Purchase Agreement or the other documents contemplated thereby or requested, or expressly consented to, in writing by Buyer, (xiv) changes in or effects on the assets or properties of the Company Entities or the Cogentrix Entities which are cured (including the payment of money) by the Company or any Company Entity or Cogentrix Entity, (xv) failure by the Company or any Company Entity or Cogentrix Entity to meet any projections or forecasts (it being understood and agreed that the exception in this clause (xv) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect with respect to the Company Entities and the Cogentrix Entities, taken as a whole, if not otherwise excluded by another clause of this definition), (xvi) any Casualty Loss or any Cogentrix Casualty Loss, or (xvii) changes, events, occurrences or developments arising from or related to epidemics, pandemics (including COVID-19) or disease outbreaks, including any response by any Governmental Authority thereto, including business closures, “sheltering-in-place,” curfews or other restrictions, but in the case of clauses (a)(i) through (a)(viii), (a)(x), (a)(xi) and (a)(xvii), only to the extent that such change, event, occurrence or development described in such clauses do not disproportionately impact the Company Entities and the Cogentrix Entities, taken as a whole, relative to other similarly situated industry participants.

“Material Contracts” means the following Contracts to which any Company Entity is a party or to which the assets of the Company Entities are bound or otherwise subject and which are in effect on the date hereof: (a) each interconnection Contract; (b) each Contract for the purchase, sale, exchange, storage, transportation, disposal, or delivery of natural gas or other fuel supply, energy, steam, water, capacity or ancillary services; (c) each Contract for the transmission of electricity; (d) each Hedging Contract; (e) each energy management, operation and maintenance, and management Contract; (f) each Contract (other than any Employee Benefit Plan) which provides for aggregate future payments to or from any Company Entity in excess of $5,000,000 in any calendar year; (g) each Contract under which any Company Entity is obligated to sell or lease real or personal property (other than sales of electric energy in the ordinary course of business) having a value in excess of $5,000,000; (h) each Contract that contains any covenant that restricts any of the Company Entities from competing or engaging in any activity or business that is material to any Company Entity (including any Contract subjecting any Company Entity to any right of first offer or refusal or any “most favored nation” restriction, but excluding any Contract contemplating restrictions on soliciting any employees of another Person); (i) each Contract under which any Company Entity has extended credit to any Person in an amount, other than extensions of credit to any Person in the ordinary course of business; (j) each Contract establishing any joint venture, strategic alliance or other similar collaboration, (k) each IP Contract, (l) the Credit Agreement, (m) each Contract providing for engineering, procurement or construction services in excess of $3,000,000 in any calendar year, (n) each Contract for the purchase, supply, transportation, distribution, or storage of natural gas or petroleum products, in each case, requiring expenditures by the Company Entities in excess of $3,000,000 in any calendar year or $7,500,000 over the term of such Contract, (o) each Contract providing for the acquisition or disposition of any business or division of any business (whether by merger, purchase or sale of Interests or assets or otherwise) that is pending or pursuant to which any Company Entity has an existing obligation to pay any amounts (including indemnification obligations, purchase price adjustments, earn-outs or deferred purchase price), (p) each Contract providing for the sale of any material assets of the Company Entities (other than sales of electric power, capacity, environmental attributes or ancillary products or services, inventory or obsolete, damaged, broken or surplus tangible personal property, in each case, in the ordinary course of business) or the grant of any preferential rights to purchase any such assets, (q) each Contract the primary purpose of which is to provide guaranty, surety or indemnification (excluding indemnification provisions customarily included in commercial Contracts entered into the ordinary course of business) by any Company Entity, in each case, involving obligations in excess of $5,000,000, (r) each Contract with any Governmental Authority, other than, for the avoidance of doubt, (i) Permits and (ii) notices of violation, (s) each Labor Contract, and (t) Contracts involving the compromise or settlement of any action for an amount payable by any Company Entity that is greater than $3,000,000 that have not been fully performed or that otherwise impose any continuing material nonmonetary obligation on any Company Entity.

“Maximum Premium” means an amount equal to 200% of the annual premiums currently paid by the Company Entities for the Company Entities’ existing directors’ and officers’ liability insurance.

“MBR Authority” means (a) authorization by FERC pursuant to Section 205 of the FPA to sell electric energy, capacity and certain ancillary services at market-based rates, (b) acceptance by FERC pursuant to Section 205 of the FPA of a tariff providing for such sales, and (c) the granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to similarly-situated companies with such authority, including blanket authorization to issue securities and assume liabilities and obligations pursuant to Section 204 of the FPA and Part 34 of FERC’s implementing regulations.

“Member Acknowledgement” has the meaning set forth in Section 2.4(a).

“Member Parties” has the meaning set forth in Section 7.2(a).

“Members” means FPH Sellers and BCPG.

“Members’ Counsel” has the meaning set forth in Section 10.14(a).

“Members’ Representative” has the meaning set forth in the preamble to this Agreement.

“Members’ Representative Fund” means an amount equal to $200,000.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“NERC” means the North American Electric Reliability Corporation and its regional entities, or any successor thereto.

“Net Working Capital” means an amount, determined in accordance with the Accounting Principles, and without duplication, equal to (a) an amount equal to the aggregate amount of the current assets of the Company Entities (excluding any amounts included in the calculation of the Closing Date Cash Amount or excluded from the calculation of the Closing Date Cash Amount), minus (b) an amount equal to the aggregate amount of the current liabilities of the Company Entities (excluding any amounts included in the calculation of the Closing Date Indebtedness Amount and Closing Date Transaction Expenses), in the case of clauses (a) and (b): (i) excluding current assets and current liabilities associated with or relating to (A) deferred Tax assets or deferred Tax liabilities and (B) any impact of mark-to-market accounting, (ii) including as a current asset the amount of any prepayments (including prepaid expense reimbursements) made by or on behalf of any Company Entity for workers’ compensation benefits and other employee contributions, or for assets or services, in each case to the extent to be received by a Company Entity after the Closing (including any prepayments for Permits), (iii) excluding from current liabilities (A) any asset retirement obligation or related liability balance and excluding from current assets any related asset balance and (B) any Liability in respect of broker fees (to the extent such broker fees are included as a Transaction Expense or are broker fees associated with commodity hedges), (iv) including as current liabilities any Liability for any (whether or not accrued) bonuses, incentive or retention compensation, vacation or paid time off, deferred compensation obligations (including employer matching amounts or other unpaid amounts under any 401(k) plan) and severance and underfunded or unfunded retirement plan (including non-qualified deferred compensation or defined benefit pension plans), in each case together with the employer portion of the amount of any withholding, payroll, employment or similar Taxes, in connection with such payments, (v) including current Tax assets and current Tax liabilities (which shall exclude, Income Tax assets, Income Tax liabilities, deferred Tax assets and deferred Tax liabilities) and (for the avoidance of doubt) the portion of the Transfer Taxes that are to be borne by the Members pursuant to Section 2.8 but excluding the portion of the Transfer Taxes that are to be borne by Buyer pursuant to Section 2.8, (vi) including as current assets and current liabilities any long-term assets or liabilities in respect of the Regional Greenhouse Gas Initiative, including related credits and allowances, (vii) excluding from current assets (i) any inventory that is obsolete, outdated or damaged and any capital spares, each as determined in accordance with GAAP (and Buyer shall have the right to conduct a physical count of inventory shortly before and after Closing to verify the inventory) and (ii) any perpetual emissions credit assets and (viii) excluding claims, Liabilities and obligations between the Company Entities, on the one hand, and any Member or an Affiliate of any Member (other than the Acquired Companies), on the other hand, pursuant to Affiliate Contracts to be terminated pursuant to Section 5.10, which shall be addressed as specified in Section 5.10. Annex I sets forth a sample calculation of the calculation of Net Working Capital as of September 30, 2025.

“Non Flow-Through Taxes” means the amount of any Income Taxes of the Company Entities or with respect to the income, assets, business or operations of the Company Entities that are not Flow-Through Taxes.

“Non-Party Affiliate” has the meaning set forth in Section 10.13.

“Notice of Disagreement” has the meaning set forth in Section 2.6(c).

“OFAC” has the meaning set forth in Section 4.14.

“Offering Documents” means offering and syndication documents and materials, including prospectuses, private placement memoranda, offering memoranda, information memoranda and packages, lender and investor presentations, road show materials, rating agency materials and presentations, and similar documents and materials, in connection with any Specified Debt Financing.

“Open Source Code” means any software that is licensed or distributed pursuant to any open source or similar license or distribution model, including any software licensed or distributed under any of the following licenses or distribution models: GNU General Public License (GPL) or Lesser/Library GPL (LGPL), BSD License, Apache License and other licenses listed at www.opensource.org.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paying Agent” means Equiniti Trust Company or such other paying agent mutually selected by Buyer and Members’ Representative.

“Permits” means permits, licenses, certificates, franchises, registrations, variances, exemptions, waivers, authorizations, consents and approvals obtained from any Governmental Authority, but does not include any notices of self certifications required to be filed with any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens and other similar Liens arising or incurred in the ordinary course of business for which appropriate reserves have been established in accordance with, to the extent required by, GAAP, (b) Liens for Taxes not yet due and delinquent, or if delinquent, which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements or for leased equipment, (d) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation legislation, unemployment insurance Laws or similar Laws, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Company Entities or under self-insurance arrangements, as well as Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto or (iii) securing obligations in respect of letters of credit that have been posted by any Company Entity to support the payment of the items in the immediately preceding clauses (i) and (ii), (e) good faith deposits in connection with bids, tenders, trade contracts, government contracts, leases, contracts or other agreements, including rent security deposits, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guaranties or other obligations of a like nature (including (i) those to secure environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds or to support the issuance thereof), in each case, incurred in the ordinary course of business, (f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or equipment in the ordinary course of business, (g) Liens expressly disclosed in the Financial Statements, (h) non-monetary

Liens disclosed on existing title reports, title commitments, title policies or surveys that have been made available to Buyer as of the execution of this Agreement, (i) with respect to the Owned Real Property and Leased Real Property, easements, covenants, rights of way, zoning ordinances and other encumbrances which do not materially interfere with or impair the operations of the Company Entities as currently conducted, (j) Liens arising under or created by any Material Contract made available to Buyer (or entered into after the date hereof in compliance with the terms of this Agreement) or any Transaction Document (other than as a result of a breach or default under such Material Contract or Transaction Document), (k) Liens created pursuant to the Security Documents, including to secure indebtedness or other obligations under the Credit Agreement and Hedging Contracts, (l) Liens created pursuant to, and to secure indebtedness in connection with, any Specified Debt Financing, (m) Liens created by operation of Law, (n) Liens or other imperfections of title which do not materially impair the conduct of the business of the Company Entities and (o) Liens listed on Section 1.1(d) of the Company Disclosure Schedule.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

“PJM” means PJM Interconnection L.L.C..

“PJM Tariff” means that certain PJM Open Access Transmission Tariff, including any schedules, appendices or exhibits attached thereto, on file with FERC and as amended from time to time thereafter.

“Pro Rata Share” means, with respect to any Member, the percentage of Company Interests owned by such Member as set forth next to such Member’s name on Schedule A.

“Pre-Closing Income Taxes” means an amount, which shall not be less than zero in the aggregate with respect to any particular taxpayer, or in respect of any jurisdiction or any type of Tax, of all accrued and unpaid Income Taxes of the Company Entities with respect to any Pre-Closing Tax Period for which an originally filed income Tax Return has not been filed as of the Calculation Time or the amounts shown as due on such filed Tax Return have not been paid, determined solely in respect of those jurisdictions in which the Company Entities filed Tax Returns for the taxable period ending December 31, 2023 or where the Company Entities commenced operations since December 31, 2023, which amount shall be calculated (a) in accordance with past practice of the Company Entities in preparing Tax Returns (unless otherwise required by applicable Law or contemplated by this Agreement), (b) in accordance with the principles of Section 5.11(a) in the case of any Straddle Period, (c) by excluding any Tax liability attributable to any action taken by Buyer or any of its Affiliates (including, after the Closing, the Company Entities) after the Closing outside the ordinary course of business, and (d) by not taking into account any deferred Tax assets or deferred Tax liabilities. For the avoidance of doubt, for purposes of calculating the Pre-Closing Income Taxes, only Non Flow-Through Taxes shall be taken into account.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Preliminary Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the Estimated Cash Amount, plus (c) Estimated Net Working Capital, minus (d) the Estimated Indebtedness Amount, minus (e) the Estimated Transaction Expenses.

“Proceeds” has the meaning set forth in Section 5.9(a).

“Project Companies” means the Project Companies set forth on Schedule B.

“Projects” means the electric generating plants set forth on Schedule B, together with all auxiliary equipment, ancillary and associated facilities, and equipment, electrical transformers, pipeline, water treatment and electrical interconnection and metering facilities (whether owned or leased by any Project Company) used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Property Documents” means any documents or instruments granting or evidencing any right, title or interest in or to any Real Property, whether recorded or unrecorded.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations promulgated thereunder.

“Purchase Price” has the meaning set forth in Section 2.4(a).

“Q-Generation” has the meaning set forth in the recitals to this Agreement.

“Rating Agency” has the meaning set forth in the definition of “Ratings Reaffirmation.”

“Ratings Reaffirmation” means that each of S&P Global Ratings and Moody’s Investors Service, Inc. (each, a “Rating Agency”) shall have delivered a written confirmation that the credit ratings assigned by such Rating Agency to the Term Loans (as defined in the Hamilton Credit Agreement) shall be no lower than such ratings assigned by such Rating Agency, as the case may be, to such Term Loans immediately prior to the time that such Rating Agency, as the case may be, became aware of the proposed occurrence of such transaction and all transactions related thereto, in each case after giving effect to the occurrence of such proposed transaction, and all transactions related thereto.

“Reactive Power Submission” has the meaning set forth in Section 5.4(a)(iii).

“Reactive Service” means the provision of reactive supply and voltage control from generation or other sources of service pursuant to the currently effective terms of Schedule 2 to the PJM Tariff.

“Real Property” means the Owned Real Property, the Leased Real Property and the Easement Real Property.

“Real Property Leases” has the meaning set forth in Section 3.9(b).

“Registered Intellectual Property” has the meaning set forth in Section 3.19(a).

“Regulatory Filings” has the meaning set forth in Section 5.4(a).

“Reimbursement Amount” has the meaning set forth in Section 9.3(b).

“Release” means any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, abandoning, escaping or migration into or through the indoor or outdoor environment (including ambient air, surface water, ground water, land surface and subsurface strata).

“Remaining Disputed Items” has the meaning set forth in Section 2.6(d).

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, consultants, advisors, members or other Persons acting on behalf of such Person.

“Required Information” means (a) to the extent the Closing Date occurs on or after April 30, 2026, an audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2025 and the related audited consolidated statements of operations and comprehensive income (loss), statements of equity and statements of cash flows of the Company Entities and related notes thereto for such fiscal year, in each case that conforms to GAAP, and (b) unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive income (loss), statements of equity and statements of cash flows of the Company Entities for each fiscal quarter ended after December 31, 2025 (or, if the Closing Date occurs prior to April 30, 2026, for each fiscal quarter ended after December 31, 2024) and at least sixty (60) days prior to the Closing Date and for that portion of the fiscal year through the end of such quarter (other than in each case the fourth fiscal quarter of any fiscal year), in each case that conforms to GAAP.

“Required Regulatory Filings” has the meaning set forth in Section 5.4(a).

“Restoration Cost” has the meaning set forth in Section 5.9(a).

“Restricted Cash” means cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash, cash subject to a dominion, control or similar agreement or otherwise subject to contractual restriction on the ability to freely transfer or use such cash.

“Reverse Termination Fee” has the meaning set forth in Section 9.3(a).

“Risk Management Policy” has the meaning set forth in Section 3.24.

“RWI Policy” has the meaning set forth in Section 7.3.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, including any European Union member state or (d) the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Business Data and/or confidential information; or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Security Documents” means, collectively or individually, as the context may require, the “Security Documents” or “Collateral Documents” (or similar or like term) under and as defined in the Credit Agreement or applicable Hedging Contracts.

“Service Providers” has the meaning set forth in Section 3.14(a).

“Specified Debt Financing” means any debt financing undertaken (or proposed to be undertaken) by Buyer prior to the Closing as to which Buyer has provided written notice (which may be by email) to Members’ Representative.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subrogation Waiver” has the meaning set forth in Section 7.3.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding Voting Securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries, including for the avoidance of doubt, the Project Companies.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local, or foreign tax, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Proceeding” means any audit, examination, investigation, assessment, claim or litigation by a Taxing Authority with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax or Tax Return.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Certificate of Merger and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Transaction Expenses” means to the extent incurred by any Company Entity in connection with the transactions contemplated hereby, without duplication, the aggregate amount of any unpaid (a) fees, costs, expenses and disbursements of attorneys, investment bankers, accountants and other professional advisors, in each case, that have been incurred by Company Parent, the Members, Members’ Representative or the Company Entities in connection with the preparation, execution and consummation of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (with such payments, computed as though all such amounts were payable as of the Closing even if payable after the Closing), (b) sale, transaction, stay, retention, change of control, incentive or similar bonuses or payments or any success fees, severance or other payments payable to any current or former directors, officers, employees or other individual service providers of any Company Entity or any other Person in connection with the consummation of the transactions contemplated by this Agreement, together with the employer portion of the amount of any withholding, payroll, employment or similar Taxes in connection with such payments, computed as though all such amounts were payable as of the Closing even if payable after the Closing (but excluding (i) post-closing Liabilities arising pursuant to an Employee Benefit Plan (other than those designated as a “severance plan”) as a result of actions taken by Buyer or its Affiliates after the Closing under so-called “double-trigger” provisions to terminate the services provided by any director, officer, or employee, (ii) any post-closing Liabilities arising pursuant to an Employee Benefit Plan designated as a “severance plan” as a result of a post-closing decision by Buyer or any of Buyer’s Affiliates to not hire, retain, or otherwise engage any director, officer or employee as of the Closing and (iii) Liabilities arising as a result of or at the direction of Buyer or its Affiliates pursuant to any Contract, arrangement or plan entered into by and between Buyer or any of its Affiliates and an employee of any Company Entity (including in the case of clauses (i), (ii) and (iii), the employer portion of any Taxes related thereto, computed as though all such amounts were payable as of the Closing even if payable after the Closing)), (c) brokers’ and finders’ fees incurred by Company Parent, the Members, Members’ Representative and the Company Entities (with such fees computed as though all such amounts were payable as of the Closing even if payable after the Closing) in connection with the transactions contemplated by this Agreement and the Transaction Documents, but excluding, for the avoidance of doubt, broker fees associated with commodity hedges, and (d) any fees payable by any Company Entity pursuant to any management, monitoring expense reimbursement, indemnification, board, sponsor or similar agreements with any of the Company Entities’ direct or indirect Affiliates (other than to another Company Entity).

“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable real property or leasehold interest transfer Taxes, but for the avoidance of doubt excluding any Income Taxes.

“Transition Services” has the meaning set forth in Section 5.17.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Voting Securities” means, with respect to any Person, Interests of any class or kind ordinarily having the power to vote (that is, not contingent on the happening of any event) for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.2 Terms Generally.

(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g) Unless the context shall otherwise require, any references to any Contract (including this Agreement), agreement, document or Law shall be deemed to be references to such Contract, agreement, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions); provided, that any Contract, agreement or document listed in the Company Disclosure Schedule shall only be deemed to include any amendments, supplements or modifications that have been made available to Buyer.

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(i) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(j) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(k) All monetary figures shall be in United States dollars unless otherwise specified.

(l) The phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not simply mean “if”.

(m) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(n) Whenever the phrases “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by Buyer or its Representatives in (i) the “Project Chronos” electronic data room hosted by Datasite or (ii) the “Chronos HR” electronic data room hosted by Datasite (clauses (i) and (ii) collectively referred to as, the “Data Room”) as the Data Room existed at 1:00 a.m. Eastern time on December 31, 2025.

(o) The phrase “ordinary course of business” shall mean “ordinary course of business, consistent with past practice (including with respect to quantity and timing)”.

ARTICLE II.

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Immediately following the Cogentrix Closing and immediately prior to the Effective Time, Buyer shall contribute 100% of the issued and outstanding limited liability company interests in Merger Sub to Surviving Company Holdco. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Effective Time, Merger Sub shall be merged with and into the Company, where upon the separate legal existence of Merger Sub shall cease. Following the Merger, the Company shall continue its existence as the surviving company (the “Surviving Company”) and shall be a wholly owned subsidiary of Surviving Company Holdco.

Section 2.2 Certificate of Merger; General Effect of Merger; Conversion of Common Units.

(a) Buyer, Company Parent and the Company shall cause the Merger to be consummated by filing (or causing to be filed) on the Closing Date a Certificate of Merger substantially in the form attached as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed and acknowledged in accordance with the applicable provisions of the Act, and the Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, unless Buyer and the Company Parent agree and specify a subsequent time in the Certificate of Merger, in which case the Merger shall become effective at such subsequent time (the “Effective Time”); provided, however, that in no event shall the Effective Time precede the Cogentrix Closing. The Merger shall have the effects set forth herein, the Certificate of Merger and in the applicable provisions of the Act. Without limiting the foregoing or the provisions of Section 2.3, at the Effective Time, all rights, privileges, powers and property of, and all debts due to, the Company and Merger Sub, as well as all other things and causes of action belonging to the Company and Merger Sub, shall vest in and be the property of the Surviving Company, and all of the debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Company in accordance with the Act.

(b) Subject to the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and without any further action on the part of Buyer, Merger Sub, the Company Parent, the Company or any Member, (i) each Common Unit that is issued and outstanding as of immediately prior to the Effective Time shall, upon the terms and subject to the conditions of this Agreement, automatically be canceled and shall cease to exist, (ii) upon such cancellation, each such Common Unit will be converted solely into the right to receive from Buyer the Purchase Price, to be determined and paid in accordance with this Agreement, and (iii) each of the limited liability company interests of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, upon the terms and subject to the conditions of this Agreement, be converted automatically into and become a limited liability company interest of the Surviving Company, and such limited liability company interests of the Surviving Company will constitute 100% of the issued and outstanding limited liability company interests in the Surviving Company immediately following the Effective Time.

Section 2.3 Organizational Documents; Managers and Officers.

(a) At the Effective Time as a result of the Merger and in accordance with the Act, (i) the certificate of formation of the Surviving Company shall be amended to read in its entirety as set forth on the exhibit attached to the Certificate of Merger and shall be the certificate of formation of the Surviving Company until further amended in accordance with the applicable provisions of the Act, and (ii) the operating agreement of Merger Sub in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company (except for replacing the name of Merger Sub with the name of the Surviving Company) until further amended in accordance with the terms thereof and the applicable provisions of the Act.

(b) From and after the Effective Time, each of the directors, managers and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors, managers and officers, as applicable, of the Surviving Company, each to hold such directorship, position or office in accordance with the applicable provisions of the limited liability company agreement of the Surviving Company and the Act.

Section 2.4 Purchase Price.

(a) The aggregate consideration payable to the Members in connection with the Merger shall be an amount equal to the Preliminary Purchase Price as adjusted and finally determined in accordance with Section 2.6 (the “Purchase Price”). Prior to the Effective Time, Buyer shall appoint the Paying Agent as the agent for purposes of paying the Purchase Price for any Company Interests on the terms and conditions set forth in this Agreement. At the Closing, Buyer shall pay to the Paying Agent an aggregate amount equal to the Preliminary Purchase Price minus the Escrow Amount minus the Members’ Representative Fund (such amount, the “Closing Payment”) by wire transfer of immediately available funds to the bank account designated by the Paying Agent, which bank account shall be designated at least three (3) Business Days prior to the Closing Date and the Paying Agent shall thereafter promptly pay to each Member each such Member’s Pro Rata Share of the Closing Payment; provided, however, that as a condition to each

Member’s receipt of such Pro Rata Share of the Closing Payment and each of the amounts payable to such Member pursuant to Section 2.6, such Member shall (i) deliver to Buyer a written acknowledgement in the form attached hereto as Exhibit D (with variation limited to information necessary to identify such Member and such Member’s Common Units, contact information and wire instructions) (each, a “Member Acknowledgement”), and (ii) deliver to Buyer a duly executed IRS Form W-9. It is further understood and agreed by the Parties that a portion of such Closing Payment payable to each such Member is being allocated to the receipt by Buyer of such representations, warranties, acknowledgements and agreements.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that (i) immediately following the Cogentrix Closing, Buyer or its designated Affiliate(s) will own all of the issued and outstanding limited liability company interests in Q-Generation and indirectly will own (among other things) all of the issued and outstanding limited liability company interests in CFH and in each of the FPH Sellers, (ii) immediately following the Merger the Surviving Company will continue as an indirect wholly owned Subsidiary of CFH, and (iii) accordingly, (A) each of the FPH Sellers hereby directs the Paying Agent and Members’ Representative (as applicable) to pay (subject to such FPH Seller’s compliance with (a)(i) and (ii)) such FPH Seller’s Pro Rata Share of the Closing Payment (and any other amounts required to be paid by the Paying Agent to such FPH Seller pursuant to this Agreement, including pursuant to Section 2.4(c), Section 2.6(b) and Section 2.6(e)) to Company Parent, and (B) Company Parent hereby acknowledges and agrees that it shall be solely responsible for and shall bear any and all amounts to be paid, borne by or calculated in respect of the Pro Rata Share of each of the FPH Sellers (either directly or through the Paying Agent) pursuant to this Agreement including pursuant to Section 2.6(c).

(c) Following the Final Settlement Date, Members’ Representative will pay to each Member an amount in cash equal to such Member’s Pro Rata Share of the balance of the Members’ Representative Fund.

Section 2.5 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding LLP, 1100 Louisiana Street, Houston, Texas 77002 (or remotely via the electronic exchange of closing deliveries (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document)), commencing at 10:00 a.m. local time (i) subject to the final sentence of Section 5.9(a), on the day that is five (5) Business Days after the date on which the last of the conditions set forth in ARTICLE VI (other than any such conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or, if legally permissible, waiver of such conditions) is satisfied or duly waived, or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing.

(b) At the Closing, Members’ Representative shall deliver, or cause to be delivered, to Buyer (or its designated Affiliate(s)) the following:

(i) evidence of resignations or removals, effective as of the Closing, of each of the directors or managers of the Company Entities who are not employees of any Company Entity;

(ii) IRS Forms W-9 duly executed by or on behalf of each of the FPH Sellers;

(iii) a counterpart to the escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), duly executed by Members’ Representative and the Escrow Agent;

(iv) with respect to the Company, a certificate as to the good standing of the Company by the applicable Secretary of State in the Company’s jurisdiction of formation, dated no earlier than five (5) Business Days prior to the Closing Date;

(v) with respect to the Company, a certificate of such the Company’s Secretary or other duly authorized officer, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby was duly authorized, including by the FPH Sellers, under the Company LLC Agreement;

(vi) the certificate referred to in Section 6.3(e); and

(vii) one or more termination agreements in the form attached hereto as Exhibit B terminating the Affiliate Contracts required to be terminated in accordance with Section 5.10.

(c) At the Closing, Buyer shall (or shall cause its designated Affiliate(s) to):

(i) pay to the Paying Agent the Closing Payment in accordance with Section 2.4;

(ii) pay to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be held in the Escrow Account;

(iii) pay to such third parties as directed by Members’ Representative at least three (3) Business Days prior to the Closing, by wire transfer of immediately available funds, an amount equal to the portion of the Estimated Transaction Expenses payable to such third parties;

(iv) deliver, or cause to be delivered, to Members’ Representative and the Escrow Agent, a counterpart to the Escrow Agreement, duly executed by Buyer;

(v) deliver, or cause to be delivered, to Members’ Representative, the certificate referred to in Section 6.2(d); and

(vi) pay to Members’ Representative, by wire transfer of immediately available funds to the bank account designated by the Members’ Representative, an amount equal to the Members’ Representative Fund.

Section 2.6 Purchase Price Adjustments.

(a) Estimated Adjustment Certificate. No later than five (5) Business Days prior to the Closing Date, Members’ Representative shall deliver to Buyer (i) a certificate signed by Members’ Representative (the “Estimated Adjustment Certificate”) setting forth (x) Members’ Representative’s good faith estimate of (A) Closing Date Net Working Capital (the “Estimated Net Working Capital”), (B) the Closing Date Indebtedness Amount (the “Estimated Indebtedness Amount”), (C) the Closing Date Cash Amount (the “Estimated Cash Amount”), and (D) Closing Date Transaction Expenses (the “Estimated Transaction Expenses”), each of which shall be calculated in accordance with the Accounting Principles and the terms of this Agreement and (y) Members’ Representative’s good faith calculation of the Preliminary Purchase Price based on the foregoing, in each case, together with reasonable supporting calculations and documentation and (ii) a schedule setting forth the Closing Date Transaction Expenses and, if payable, or to be paid, on the Closing Date, a list of the applicable names, contact information (including for call back confirmation), wire instructions, amounts and a duly executed IRS Form W-9, in each case for each payee therefor. Annex II sets forth an illustrative example of the Preliminary Purchase Price assuming the Closing occurred on September 30, 2025.

(b) Closing Adjustment Certificate. Within seventy-five (75) days after the Closing, Buyer shall prepare and deliver to Members’ Representative the Closing Adjustment Certificate. Closing Date Net Working Capital, Closing Date Indebtedness Amount, Closing Date Cash Amount and Closing Date Transaction Expenses shall be calculated in accordance with the Accounting Principles and the terms of this Agreement without giving effect to the transactions contemplated by this Agreement and the determination of any items included in the Closing Adjustment Certificate shall be based exclusively on facts and circumstances as they exist and are known as of the Calculation Time (except as otherwise contemplated by the definitions of Closing Date Cash, Closing Date Indebtedness and Closing Date Transaction Expenses) and shall exclude the effect of any act, decision, information, change in circumstances or other event or similar development arising thereafter (and, notwithstanding anything herein to the contrary, without any increase in any reserves, or introduction of any new reserves, from the reserves included in the calculations set forth in the Estimated Adjustment Certificate). The Parties acknowledge and agree that the purpose of preparing and calculating Closing Date Net Working Capital, the Closing Date Indebtedness Amount, the Closing Date Cash Amount and Closing Date Transaction Expenses hereunder is to measure changes from Estimated Net Working Capital, the Estimated Indebtedness Amount, the Estimated Cash Amount and Estimated Transaction Expenses without the introduction or application of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies. With respect to each item included in the Closing Adjustment Certificate, Buyer shall set forth a reconciliation of all sums which are an increase or a decrease to the balances included in Estimated Net Working Capital, the Estimated Indebtedness Amount, the Estimated Cash Amount and Estimated Transaction Expenses set forth on the Estimated Adjustment Certificate, together with a reasonably detailed explanation for such increase or decrease and all relevant supporting documentation, including underlying schedules, calculations and spreadsheets. If the Closing Adjustment Certificate delivered by Buyer pursuant to this Section 2.6(b) reflects that the Adjustment Amount is a positive number, (i) Buyer and Members’ Representative shall promptly (and in any event no later than three (3) Business Days following the delivery of the Closing Adjustment Certificate) deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Paying Agent an amount in cash equal to such Member’s Pro Rata Share of the Escrow Funds and (ii) Buyer shall (and shall cause its designated Affiliate(s) to) pay to the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to each Member’s Pro Rata Share of the Adjustment Amount set forth in the Closing Adjustment Certificate; provided, that in no event shall the aggregate amount paid by Buyer (or its designated Affiliate(s)) to the Paying Agent pursuant to clause (ii) exceed the Escrow Amount. If the Closing Adjustment Certificate delivered by Buyer pursuant to this Section 2.6(b) reflects that the Adjustment Amount is a negative number, but such calculation of the Adjustment Amount is less than the amount of the Escrow Funds, Buyer and Members’ Representative shall promptly (and in any event no later than three (3) Business Days following delivery of the Closing Adjustment Certificate) deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Paying Agent an amount in cash equal to each Member’s Pro Rata Share of the excess of the Escrow Funds over Buyer’s calculation of the Excess Payment. For the avoidance of doubt, none of the payments contemplated by this Section 2.6(b) shall limit the rights of Members’ Representative pursuant to Section 2.6(c). Following the delivery of the Closing Adjustment Certificate (or, if Buyer does not deliver the Closing Adjustment Certificate, the last day on which the Closing Adjustment Certificate may be timely delivered pursuant to this Section 2.6(b)), Buyer shall provide Members’ Representative and its representatives reasonable access, during normal working hours(in a manner not unreasonably disruptive to its or the Company Entities’ businesses), to such books and records, properties, personnel and (subject to the execution of customary work paper access letters, if requested) workpapers and auditors of the Company Entities relating to the preparation of the Closing Adjustment Certificate and Members’ Representative shall be entitled to make reasonable inquiries and information requests of Buyer in connection with its review of the Closing Adjustment Certificate and the resolution of any disputes contemplated by Section 2.6(c) and Buyer shall use commercially reasonable efforts to reasonably respond to and comply with such inquiries and requests. If Buyer fails for any reason to deliver the Closing Adjustment Certificate within the time period required by this Section 2.6(b), then the Estimated Adjustment Certificate (and the calculations contained therein) shall be considered for all purposes of this Agreement to be the Closing Adjustment Certificate, with respect to which Members’ Representative shall have all of its rights under this Section 2.6, including the right to dispute the calculations set forth therein in accordance with the provisions of Section 2.6(c).

(c) Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the earlier of the date that is twenty (20) days after (i) receipt of the Closing Adjustment Certificate by Members’ Representative and (ii) that last date on which Buyer was permitted to deliver the Closing Adjustment Certificate in accordance with Section 2.6(b) (the “Final Settlement Date”), unless Members’ Representative, in good faith, gives written notice of disagreement with any of the calculations set forth in the Closing Adjustment Certificate (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail each dollar amount and propose an alternative amount with respect to each dollar amount together with a reasonably detailed explanation of the nature and basis of any such disagreement and supporting documentation therefor (the items of disagreement identified in the Notice of Disagreement, the “Disputed Items”). If a Notice of Disagreement is delivered by

Members’ Representative, then the Closing Adjustment Certificate shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Members’ Representative and Buyer agree in writing with respect to all Disputed Items and (B) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d) Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt in good faith to resolve in writing any differences that they may have with respect to all Disputed Items. If at the end of such twenty (20)-day period (or such earlier or longer period by mutual agreement to arbitrate) the Parties have not reached agreement, the Disputed Items that remain in dispute (the “Remaining Disputed Items”), and only the Remaining Disputed Items, shall be submitted to the Independent Accounting Firm by either Members’ Representative or Buyer for review and resolution. Members’ Representative and Buyer shall promptly provide their respective assertions regarding the Remaining Disputed Items (including their respective calculations, supporting documentation and reasonably detailed explanation for such increases or decreases with regard to the Remaining Disputed Items) in writing to the Independent Accounting Firm and to each other for the settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. Neither Party shall engage in any ex parte communication with the Independent Accounting Firm. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions, as well as the final calculation of the Independent Accounting Firm’s fees and expenses and the allocation thereof between Buyer and Members’ Representative in accordance with this Section 2.6) resolving the Remaining Disputed Items in accordance with this Section 2.6, and the Final Adjustment Certificate reflecting such decision as soon as reasonably practicable; provided, however, that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. The Independent Accounting Firm shall (i) base its determination solely on the written submissions of Buyer and Members’ Representative and shall not conduct an independent investigation, (ii) act as an independent accounting firm and not as an expert, (iii) address only the Remaining Disputed Items and (iv) for each Remaining Disputed Item, not assign a value greater than the greatest value for such Remaining Disputed Item claimed by either Members’ Representative or Buyer or smaller than the smallest value for such Remaining Disputed Item claimed by either Members’ Representative or Buyer, in each case, in the Closing Adjustment Certificate or the Notice of Disagreement, as applicable. Absent manifest error, the decision of the Independent Accounting Firm shall be final and binding on the Parties and neither Party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accounting Firm. The Members’ Representative, on the one hand, and Buyer, on the other hand, shall initially each bear fifty percent (50%) of the fees and expenses of the Independent Accounting Firm pursuant to this Section 2.6(d) and ultimately shall each bear such fees and expenses pro rata as among the Members’ Representative, on the one hand, and Buyer, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Members’ Representative and Buyer (set forth in the written submissions to the Independent Accounting Firm) made by the Independent Accounting Firm such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the net amount of the

Remaining Disputed Items equals $1,000,000, and the Independent Accounting Firm determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear sixty percent (60%) of the fees and expenses of the Independent Accounting Firm and the Members’ Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accounting Firm. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.6(b), as subsequently adjusted, if applicable, pursuant to this Section 2.6(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm in accordance with this Section 2.6(d). The Parties acknowledge that the agreements contained in this Section 2.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement.

(e) Final Settlement and Adjustment to Purchase Price; Payment. The Adjustment Amount shall be paid in accordance with Section 2.6(b) and this Section 2.6(e). If the Adjustment Amount is a positive number, then, promptly following the Final Settlement Date, and in any event within three (3) Business Days of the Final Settlement Date, (i) Buyer shall pay (or cause its designated Affiliate(s) to pay) to the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to each Member’s Pro Rata Share of the Adjustment Amount (less any portion of the Adjustment Amount previously paid by Buyer pursuant to Section 2.6(b)); provided, that in no event shall the aggregate amount paid by Buyer to the Paying Agent pursuant to Section 2.6(b) and this clause (i) exceed the Escrow Amount, and (ii) the Escrow Agent shall pay to the Paying Agent an amount in cash equal to such Member’s Pro Rata Share of the balance of the Escrow Funds. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Excess Payment”), then, promptly following the Final Settlement Date, and in any event within three (3) Business Days of the Final Settlement Date, (A) the Escrow Agent shall pay to Buyer (or its designated Affiliate(s)) an amount of Escrow Funds equal to the Excess Payment (subject to the penultimate sentence of this Section 2.6(e)), and (B) if any of the Escrow Funds remain after such payment to Buyer, the Escrow Agent shall pay to the Paying Agent an amount in cash equal to each Member’s Pro Rata Share of the balance of the Escrow Funds. If the Adjustment Amount is zero, then, promptly following the Final Settlement Date, the Escrow Agent shall pay to the Paying Agent an amount in cash equal to each Member’s Pro Rata Share of the balance of the Escrow Funds. Upon determination of the Adjustment Amount pursuant to Section 2.6(d), each of Members’ Representative and Buyer shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 2.6(e). In no event shall Buyer (or its designated Affiliate(s)) be entitled to payment of any amount pursuant to this Section 2.6(e), or otherwise in respect of any Excess Payment, in excess of the Escrow Funds. In no event shall the amount payable by Buyer (or its designated Affiliate(s)) to the Paying Agent pursuant to this Section 2.6(e) or Section 2.6(b) exceed the Escrow Amount. The Paying Agent shall promptly pay to each Member each such Member’s Pro Rata Share of any amounts paid to the Paying Agent from the Escrow Funds pursuant to this Section 2.6.

(f) Any adjustments made pursuant to this Section 2.6 shall be treated by the Parties hereto as adjustments to the Purchase Price for applicable income Tax purposes, except as otherwise required by applicable Law.

Section 2.7 Purchase Price Allocation. Members’ Representative and Buyer shall allocate the Purchase Price (and any liabilities taken into account as consideration for the Company Interests under applicable Tax Law) for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any comparable or similar provisions of applicable state and local Tax Law) among the separate classes of assets of the Company Entities.

Section 2.8 Transfer Taxes. Notwithstanding anything herein to the contrary, any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Members (by including the Members’ share of such amounts as a current liability in determining Net Working Capital). The Parties will use commercially reasonable efforts to claim relevant exemptions and minimize such Transfer Taxes. To the extent one Party is required to pay any such Transfer Taxes for which it has already borne or will bear the cost hereunder for which the other Party is otherwise responsible in accordance with the foregoing sentence, the non-paying Party shall promptly (and in any event within five (5) Business Days) reimburse the paying Party, upon receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.8, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.

Section 2.9 Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that, except in the case of withholding resulting from any Member’s failure to deliver an IRS Form W-9 as contemplated by Section 2.5(b)(ii) or Section 2.4, before making any such deduction or withholding, Buyer shall use commercially reasonable efforts to give Members’ Representative, on behalf of the Members, at least five (5) Business Days prior written notice of such anticipated deduction or withholding (together with any legal basis thereof) and reasonably consult and cooperate with Members’ Representative in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

The Company represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization; Authorization.

(a) Each Company Entity (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.

(b) Each Company Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect.

(c) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the FPH Sellers and by all necessary limited liability company action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

(d) Each Company Entity has made available to Buyer true, complete and correct copies of such Company Entity’s Governing Documents, as in effect as of the date hereof.

Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Company Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in ARTICLE IV, neither the execution and delivery by Company Parent or the Company of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Company Parent, the Company and the FPH Sellers of the transactions contemplated hereby or thereby (a) conflicts with any provision of the respective Governing Documents of Company Parent or the Company Entities, (b) violates or results in a breach of, or constitutes a default (or an event that, with notice or lapse of time or both, would become a default) under, any Material Contract or any Permit or any material contract or permit to which Company Parent or any FPH Seller is a party or by which any of its properties is bound, (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.4, violates any Law to which Company Parent, any FPH Seller or any Company Entity is subject, or (d) results in the imposition or creation of (i) any Lien on the Company Interests (other than any Liens in favor of Buyer or Merger Sub) or (ii) any Lien (other than Permitted Liens) on any properties or assets of the Company Entities, except, in the case of each of clauses (b), (c) and (d)(ii), as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company Entities, and with respect to each Company Entity, (a) its name and jurisdiction of organization, (b) its form of organization and (c) the issued and outstanding Interests thereof and the owners thereof. Except for this Agreement or as set forth on Section 3.3(a) of the Company Disclosure Schedule, none of Company Parent, any FPH Seller or any Company Entity is a party to any right, option, warrant, call, subscription, convertible or exchangeable security or Contracts that would require any Company Entity to sell, transfer or otherwise dispose of any Interests of the Company Entities. Except as provided in the Governing Documents of the Company Entities, none of Company Parent, any FPH Seller or any Company Entity is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interests of the Company Entities. The Interests of the Company Entities set forth on Section 3.3 of the Company Disclosure Schedule have been duly authorized and validly issued and were not issued in violation of the Governing Documents of the applicable Company Entity, applicable preemptive rights or applicable Law.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, the Company collectively holds of record and owns beneficially, directly or indirectly, all of the issued and outstanding Interests of the Company Entities (other than the Company Interests), free and clear of all Liens, except (i) as may be created by this Agreement, (ii) restrictions on transfer set forth in the Governing Documents of the applicable Company Entity, (iii) as may exist under the Security Documents, (iv) as may be created by, through or under Buyer and (v) for any restrictions on sales of securities under applicable securities Laws. No Company Entity owns any Interests in any Person other than another Company Entity.

(c) Each FPH Seller owns beneficially and of record the Company Interests set forth in Section 3.3(a) of the Company Disclosure Schedule, free and clear of all Liens except (i) as may be created by this Agreement, (ii) restrictions on transfer set forth in the Governing Documents of the Company, and (iii) for any restrictions on sales of securities under applicable securities Laws. Each FPH Seller has full power and authority to sell, convey, assign, transfer and deliver the Company Interests owned by it pursuant to the Merger as provided in this Agreement. Upon the Closing, Surviving Company Holdco will have good and valid title to, and be the sole record and beneficial owner of, the Company Interests free and clear of all Liens, except (x) restrictions on transfer set forth in the Governing Documents of the Company and (y) for any restrictions on sales of securities under applicable securities Laws.

Section 3.4 Government Authorizations. Assuming the accuracy of the representations and warranties of Buyer set forth in ARTICLE IV, no Consent of, with or to any Governmental Authority is required to be obtained, given or made by Company Parent, any FPH Seller or any Company Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (a) required filings under the HSR Act, (b) Consent required pursuant to Section 203 of the FPA as described in Section 6.1(c), (c) acceptance by FERC of the Reactive Power Submission and either (i) a Governmental Order from FERC granting requests for waiver of the prior notice requirements or (ii) the expiration of the 90-day prior notice requirement set forth in Schedule 2 of the PJM Tariff, (d) the filing of the Certificate of Merger, (e) Consents set forth on Section 3.4 of the Company Disclosure Schedule, (f) Consents that, if not obtained, given or made, would not be material to the Company Entities, taken as a whole or (g) Consents not required to be made, obtained or given until after the Closing.

Section 3.5 Financial Statements.

(a) Set forth on Section 3.5 of the Company Disclosure Schedule (collectively, the “Financial Statements”) are (i) the audited consolidated balance sheets of the Company and HPA and their respective Subsidiaries, as of December 31, 2024 and December 31, 2023, and the related statements of net income and comprehensive income/loss, consolidated statements of member’s or partner’s equity, as applicable, and consolidated statements of cash flows for the year then-ended and (ii) unaudited consolidated balance sheets of the Company and HPA and their respective Subsidiaries as of September 30, 2025 (the “Balance Sheet Date”), and the related statements of comprehensive income/loss, consolidated statements of member’s or partner’s equity, as applicable, and consolidated statements of cash flows for the nine (9) month period then-ended (the financial statements described in this clause (ii), the “Interim Financial Statements”). Except as set forth therein, the Financial Statements (x) are complete and accurate in all material respects, (y) present fairly, in all material respects, respectively, the consolidated financial position and results of operations of the Company and its Subsidiaries, at the respective dates set forth therein and for the respective periods covered thereby, and (z) were prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of the unaudited financial statements, for the absence of footnotes, any normal and recurring year-end adjustments (the effect of which will not be material, individually or in the aggregate, to the Company Entities) and other customary presentation items), consistently applied, except as otherwise noted therein.

(b) The Company Entities maintain a standard system of accounting established and administered in all material respects in accordance with GAAP. The Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP, in all material respects, and maintain accountability for assets and (ii) the recorded accountability for assets is maintained at reasonable intervals. There are no material weaknesses or material deficiencies in any Company Entity’s system of internal accounting controls.

Section 3.6 Undisclosed Liabilities. The Company Entities have no Liabilities, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which is a Liability resulting from or arising out of any material breach of Contract, material breach of warranty, tort, infringement, misappropriation, or violation of Law, (c) Liabilities disclosed on Section 3.6 of the Company Disclosure Schedule, (d) Liabilities under Material Contracts of the Company Entities (other than as a result of a breach thereof by such Company Entity), (e) Liabilities incurred in connection with the transactions contemplated hereby, and (f) such other Liabilities as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole.

Section 3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Company Disclosure Schedule, (a) from the Balance Sheet Date, (i) there has not been a Material Adverse Effect and (ii) except as otherwise contemplated by this Agreement or actions taken in connection with the sale process involving the Company Entities, the Company Entities have in all respects operated their respective businesses in the ordinary course of business except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities taken as a whole, and (b) from the Balance Sheet Date through the Closing, no Company Entity has taken any action that, if taken following the date hereof and prior to the Closing, would require the consent of Buyer.

Section 3.8 Tax Matters. Except as set forth in Section 3.8 of the Company Disclosure Schedule:

(a) Each Company Entity has (i) duly and timely filed, or caused to be duly and timely filed, all income and other material Tax Returns that it was required to file, taking into account all permitted extensions, and (ii) timely paid or caused to be timely paid all income and other material Taxes due and payable by such Company Entity (whether or not shown on any Tax Returns). All Tax Returns filed by the Company Entities are correct and complete in all material respects. There are no Liens for Taxes on any of the assets of any Company Entity other than Permitted Liens.

(b) There are no outstanding or unsettled written claims, asserted deficiencies or assessments against any Company Entity for the assessment or collection of any material Taxes. There are no ongoing or scheduled audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of any Company Entity, and no such proceedings have been threatened in writing. None of the Company Entities has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for any Taxes (other than as a consequence of extensions of time to file Tax Returns obtained in the ordinary course of business), in each case, which waiver or extension is currently in effect.

(c) None of the Company Entities are a party to or has any Liability under any Tax indemnification, Tax allocation, Tax sharing, property Tax abatement agreements, payment in lieu of Taxes (PILOT) agreements or similar agreement (other than any (i) Governing Document of any Company Entity, (ii) customary Tax gross up provision in a financing document or lease or (iii) commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes).

(d) No claim has ever been made by a Taxing authority in a jurisdiction in which a Company Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction which claim has not since been resolved. No Company Entity has a permanent establishment (within the meaning of an applicable income Tax treaty) in any country other than the United States.

(e) Each Company Entity has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party, and each Company Entity has complied with all information reporting and document retention requirements in connection therewith.

(f) No Company Entity has since the Lookback Date been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, and no Company Entity has Liability for the Taxes of any Person (other than a Company Entity) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law), as a transferee or successor, by assumption, by contract, or otherwise.

(g) No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period (or portion thereof) ending prior to Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(h) No Company Entity has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(i) The Company has been at all times since its formation properly classified as a partnership, and the other Company Entities have been at all times since the date on which the applicable Affiliate of Member Representative acquired the applicable Interests in the Company Entities been properly characterized as disregarded entities, for U.S. federal and applicable state and local income tax purposes.

(j) Each Company Entity has materially complied with all relevant escheat and unclaimed property Laws including timely and properly filing returns and reports with respect to such escheat and unclaimed property laws and does not have any material Liability under any escheat or unclaimed property Law.

(k) No Company Entity has made an election under applicable state or local income Tax Law pursuant to which any such Company Entity will incur or otherwise be liable for any state or local income Tax Liability under applicable state or local income Tax Law which Liability would have been imposed instead (in whole or in part) on the direct or indirect equity owners of any such Company Entity had no such election been made, including any election under a state or local Law similar to the laws described in Section 2.02(3) of IRS Notice 2020-75. Further, no Company Entity that is or has been treated as a partnership for U.S. federal income tax purposes is required to withhold non-resident withholding taxes.

(l) No Company Entity has received or requested any Tax credit pursuant to Section 3134 of the Code.

(m) Each Company Entity has properly collected and remitted all material sales, use, value added, and similar Taxes with respect to sales made to its customers.

(n) No Company Entity classified as a partnership for U.S. federal income Tax purposes is contractually prohibited from making a “push out” election provided under Section 6226 of the Code to “push out” a U.S. federal income tax assessment to its historical partners.

(o) No Company Entity has engaged in or been a party to any “spin-off,” “split-off,” “split-up,” or similar divisive transaction under Section 355 of the Code.

Section 3.9 Real Property.

(a) A true and complete list of all real property owned in fee by any Company Entity (together with all buildings thereon, the “Owned Real Property”) is set forth in Section 3.9(a) of the Company Disclosure Schedule. Each such Company Entity has good and marketable or indefeasible, as applicable, title to its Owned Real Property, free and clear of all Liens (other than Permitted Liens). Except for Permitted Liens or as set forth in Section 3.9(a) of the Company Disclosure Schedule, no Company Entity has leased, licensed or otherwise granted any Person the right to use or occupy such Company Entity’s Owned Real Property. No Company Entity has received notice of any actual proceedings of condemnation and there are no proceedings of condemnation threatened in writing with respect to any Owned Real Property.

(b) The leases and subleases under which any Company Entity holds a right in real property are hereinafter referred to as the “Real Property Leases”, and the material easements, licenses or similar agreements under which a Company Entity holds a non-possessory right in real property are hereinafter referred to as the “Easements”. The real property subject to the Real Property Leases is hereinafter referred to as the “Leased Real Property”, and the real property subject to the Easements is hereinafter referred to as the “Easement Real Property”. Each Company Entity has good and valid interests to the Leased Real Property and Easement Real Property, in each case, free and clear of all Liens (other than Permitted Liens). A true and complete list of all Leased Real Property and Easement Real Property is set forth in Section 3.9(b) of the Company Disclosure Schedule. The Company has made available to Buyer true and complete copies of all Real Property Leases and Easements. Each Real Property Lease and Easement is in full force and effect and is the legal, valid and binding obligation of the applicable Company Entity and, to the Knowledge of the Company, the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and limitations on the availability of equitable remedies. The applicable Company Entity is in possession of the Leased Real Property and/or Easement. None of the Company Entities are in material default under any Real Property Lease or Easement and, to the Company’s Knowledge, no lessor is in material default under any Real Property Lease and no easement grantor is in material default under any Easement. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, no Company Entity has received a written notice of default with respect to a material payment obligation from a lessor under any of the Real Property Leases or Easements which has not been either waived, cured, resolved or remedied. No Company Entity has received notice of any actual proceedings of condemnation and there are no proceedings of condemnation threatened in writing with respect to any Leased Real Property or Easement Real Property. No Company Entity and, to the Company’s Knowledge, no other party to any Real Property Lease or Easement has repudiated any provision thereof and there is no material dispute with respect to any Real Property Lease or Easement.

(c) Except as listed in Section 3.9(c) of the Company Disclosure Schedule, (i) to the Company’s Knowledge, no Company Entity has given any Person any estoppel certificate or similar instrument that would preclude assertion by any Company Entity of any claim under any Real Property Lease, adversely affect any right or obligation of any Company Entity under any Real Property Lease or otherwise be binding upon any successor to a Company Entity’s position under any Real Property Lease; (ii) there is no purchase option, right of first refusal, first option or other right held by a Company Entity or any third party with respect to any real estate or building located on the real property subject to any Real Property Lease or Easement that is not contained within such Real Property Lease or Easement; and (iii) no Company Entity has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

(d) The Company has, to the extent in the possession of the Company Entities, made available to Buyer true and complete copies of all available Property Documents, title insurance policies, surveys and zoning reports with respect to the Real Property. Except as would not be material to the Company Entities, taken as a whole, each Property Document constitutes a valid and enforceable obligation of the applicable Company Entity and, to the Company’s Knowledge, the respective counterparties thereto, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

(e) Except for the Real Property, no Company Entity possesses or owns any interest in real property. The Real Property possessed, leased or owned by each Company Entity constitutes all of the real property necessary to operate and maintain the facilities owned by such Company Entity and conduct the business of the Company Entity as currently conducted. Except as would not be material to the Company Entities, taken as a whole, all of the buildings, structures and other improvements used by each Company Entity in the conduct of its business are located on the Real Property of such Company Entity, and along with the public roads and rights of way, the Real Property is sufficient to enable each of the Projects to be located, constructed, interconnected, operated and maintained in accordance with prudent commercial practice, and provide (i) adequate ingress and egress (whether directly or indirectly) to one or more public roadways, and (ii) access and interconnection to any utilities, in each case for any reasonable purpose in connection with the construction, ownership, operation and maintenance of facilities owned by such Company Entity and conduct the business of such Company Entity, as currently conducted.

(f) No Company Entity has received written notice from any Governmental Authority of any actual proceedings of condemnation or any pending or contemplated condemnation or eminent domain proceedings with respect to the Real Property or any portion thereof. To the Company’s Knowledge, there are no proposals, plans, studies or investigations of Governmental Authorities which have or could reasonably be expected to have a material and adverse effect on the current use of the Owned Real Property, the Leased Real Property or the Easement Real Property.

(g) All of the Projects have access to utilities, including electricity, sanitary storm sewers, potable water, natural gas and other utilities, in each case, to the extent reasonably necessary for the operation of the Projects as currently conducted in all material respects.

(h) Each Project, including all buildings, structures, projects, other improvements and fixtures located on the Real Property are in sufficiently good operating condition and repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted) to allow the Projects and business of the Company Entities to be operated in the ordinary course of business as currently operated and there is not any defect in the improvements or the structural elements thereof that would reasonably be expected to be material to the Company Entities, taken as a whole.

(i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, there is no active exploration, mining or development for minerals, oil or gas on any of the Real Property. No Company Entity has received written notice that any mineral rights owner has exercised or is planning to exercise surface rights with respect to any Real Property. The Company has made available to Buyer copies of any surface rights waivers or agreements that are in any of the Company Entities’ possession or control that affect any Real Property.

(j) Except for Permitted Liens or as specifically reflected in the public real estate records, no Company Entity has granted or conveyed any material interest in the title to the Real Property.

(k) Except for Permitted Liens, there are no materially adverse physical conditions, affecting any Real Property, nor any other material adverse status or condition relating to any Real Property, that could materially delay, interfere with or impair the operation of any Project as it is currently operated.

(l) Except as listed in Section 3.9(c) of the Company Disclosure Schedule, no Company Entity has granted any outstanding options, rights of first refusal, subleases or other preferential rights in or to the Real Property.

(m) With respect to any real property interest constituting or containing an option, no Company Entity has sent notice to the applicable counterparty either exercising or declining any such option, except as disclosed in Section 3.9(m) of the Company Disclosure Schedule.

(n) All rents, royalties, fees or other amounts, due and payable by the Company or a Company Entity in connection with any Real Property and Property Documents (i) through the execution of this Agreement have been fully paid, and (ii) through the Closing Date will be fully paid. Except for rent under any Property Document, no Company Entity is required to deliver to any landowner or any other Person, in each case under any Property Document, any letter of credit, cash deposit or any similar financial assurance.

Section 3.10 Environmental Matters.

(a) Except as set forth in Section 3.10 of the Company Disclosure Schedule or as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole:

(i) the Company Entities are, and since the Lookback Date, have been, in compliance with all Environmental Laws;

(ii) the Company Entities hold and comply, and since the Lookback Date, held and complied, with all Permits required under Environmental Laws to conduct their respective businesses as conducted as of the date hereof (“Environmental Permits”) and each such Environmental Permit is in full force and effect, and there are no Actions pending or threatened in writing which would reasonably be expected to result in the revocation, suspension, termination, adverse modification, or adverse amendment of any Environmental Permit of any Company Entity; true, correct and complete copies of each Environmental Permit have been made available to Buyer; each Company Entity has, where applicable, timely filed for renewal of all Environmental Permits prior to their expiration and any Environmental Permit that has expired by its terms has been administratively extended by such renewal application;

(iii) the Company Entities are not subject to any outstanding Governmental Order issued pursuant to any Environmental Law and, since the Lookback Date, have not received any written notice, complaint or claim seeking to impose any Liability under Environmental Laws against any Company Entity;

(iv) no Company Entity nor, to the Company’s Knowledge, any other Person has Released any Hazardous Materials on, under or at any property currently or formerly owned, operated, or leased by any Company Entity, including the Real Property, or any third party location in violation of any Environmental Law, which Release is currently subject to any investigation, remediation or monitoring or would reasonably be expected to result in Liability to any Company Entity pursuant to Environmental Laws;

(v) no Company Entity has retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under Environmental Laws; and

(vi) none of the Company Entities is subject to any agreement with, or has any obligation to, any other Person to sell, purchase or transfer any Air Emission Allowance, other than obligations to surrender Air Emission Allowances or take any other required action to demonstrate compliance with applicable Environmental Laws; and

(b) The Company has made available to Buyer all material and non-privileged (i) environmental site assessments (including the most recent Phase I and Phase II reports); (ii) investigations, audits, reviews, studies, surveys, or other analyses, including those prepared by third parties, prepared in the past five (5) years by or on behalf of the Company Entities concerning material instances of noncompliance with or material Liabilities under Environmental Laws or material environmental conditions that would reasonably be expected to result in remedial action required under Environmental Laws, in each case as listed on Section 3.10 of the Company Disclosure Schedule; and (iii) Environmental Permits; in each case, relating to the businesses of the Company Entities that are in the possession or reasonable control of the Company or its Affiliates as of the date hereof.

Section 3.11 Contracts. Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all of the Material Contracts, other than purchase orders and sales orders or confirmations of any Hedging Contract entered into in the ordinary course of business which need not be listed on Section 3.11(a) of the Company Disclosure Schedule, but, to the extent in effect on the date hereof or, solely for purposes of Section 5.1, entered into following the date hereof, shall constitute Material Contracts. As of the date hereof, true, correct and complete copies of each Material Contract have been made available to Buyer; provided that (x) purchase and sales orders with a value less than $100,000 have not been made available and (y) no confirmations of any Hedging Contracts have been made available; provided, further, that a true, complete and correct list of outstanding transactions pursuant to Hedging Contracts as of December 18, 2025 is set forth on Section 3.11(b) of the Company Disclosure Schedule. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Material Contract and, to the Company’s Knowledge, the other parties thereto. No Company Entity nor, to the Company’s Knowledge, any of the other parties thereto is in material breach or material default under, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute such a material breach or material default under, any Material Contract or would give any Person the right to terminate, cancel, materially modify or accelerate the maturity or performance of any material grant or material rights or other material obligation, and no Company Entity is in receipt of any written notice of (a) any material breach, default, termination, notice of non-renewal or suspension of any Material Contract, (b) any claim for indemnification against any Company Entity under any Material Contract or (c) any claim of force majeure under any Material Contract.

Section 3.12 Insurance. Section 3.12 of the Company Disclosure Schedule contains a true and complete list of all insurance policies maintained by or on behalf of any Company Entity as of the date hereof (collectively, the “Insurance Coverage”). Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, no Company Entity has received any written notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and there is no material claim by the Company or any Company Entity pending under any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) are in full force and effect. Except as set forth on Section 3.12 of the Company Disclosure Schedule, no Company Entity has made any material claim under any Insurance Coverage (or any other insurance coverage previously maintained by or on behalf of any Company Entity) since the Lookback Date that remains outstanding. The Company Entities have made available to Buyer true, correct and complete copies of the Insurance Coverage.

Section 3.13 Litigation. Except as set forth on Section 3.13 of the Company Disclosure Schedule, there are no, and, since the Lookback Date, there have been no, Actions pending or threatened in writing against any Company Entity or any of their respective assets or properties or Governmental Orders applicable to any Company Entity, in any such case that would reasonably be expected to (a) result in any Liability for any Company Entity that would, individually or in the aggregate, be material to the Company Entities, taken as a whole or (b) materially and adversely affect the legality, validity, or enforceability of this Agreement or the consummation of the transactions contemplated hereby, or reasonably be expected to materially impact or materially delay the Company Entities’ ability to consummate the transactions contemplated hereby.

Section 3.14 Employee Matters.

(a) Except as set forth in Section 3.14 of the Company Disclosure Schedule, no Company Entity currently engages or employs, has engaged or employed at any time since June 17, 2020, or has plans to engage or employ any employees (whether full-time, part-time, temporary, seasonal, leased, or otherwise), consultants, or individual independent contractors (including those providing services through a sole proprietorship or an entity wholly owned and operated by them) and does not utilize the services of any temporary or leased employees provided through third party entities (all such workers, collectively, “Service Providers”), and there are no Employee Benefit Plans. No Company Entity has incurred, assumed, or otherwise been subject to any Liability of any nature arising out of or relating to any Service Provider, including any Liability arising under a theory of joint employment, co-employment, agency, indirect engagement, successor liability, or similar doctrine, that has not been fully satisfied as of the Closing Date. No Company Entity is, or since June 17, 2020 has been, a party to, bound by, negotiating, or obligated to negotiate any Labor Contract.

(b) No Company Entity nor any of its ERISA Affiliates currently does or has ever maintained, established, sponsored, participated in or contributed to, and no Company Entity has any Liability with respect to or had any obligation to contribute to any: an Employee Benefit Plan that an Employee Benefit Plan that (A) is subject to Title IV of ERISA or Section 412 of the Code, (B) is a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA (whether or not subject thereto), or (C) is a multiple employer plan described in Section 413(b) or (c) of the Code or Section 210 of ERISA (whether or not subject thereto).

Section 3.15 Legal Compliance. Except as set forth in Section 3.15 of the Company Disclosure Schedule, each Company Entity is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to its business or operations. Since the Lookback Date, no Company Entity has received any written notice from any Governmental Authority alleging any material default or material violation under any applicable Law or material Permit held by such Company Entity or relating to the imposition of any material fine, penalty, or other sanctions in connection therewith. There are no investigations or reviews pending or threatened in writing by any Governmental Authority relating to any alleged violation of Law or the terms of any material Permit arising out of operations of any Company Entity.

Section 3.16 Brokers’ Fees. Except as set forth in Section 3.16 of the Company Disclosure Schedule, none of Company Parent, any FPH Seller or any Company Entity has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person that may result in the obligation of Buyer or any of its Affiliates to pay any fees, commissions or similar compensation to any broker, finder or similar Person as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.17 Permits. The Company Entities have all material Permits required to conduct their businesses as currently conducted and operated on the date hereof. Except as set forth on Section 3.17 of the Company Disclosure Schedule, each such Permit is in full force and effect and the applicable Company Entity is in compliance in all material respects with all its obligations with respect thereto. There are no Actions pending or threatened in writing which would reasonably be expected to result in the revocation, suspension, termination, materially adverse modification, or material amendment of any material Permit of any Company Entity, and no Company Entity has received written notification from any Governmental Authority alleging that such Company Entity or its assets or associated Project is in violation in any material respect of any such Permit (other than in respect of any allegation that is no longer pending and has been cured). Each Company Entity has filed all material reports, notifications and filings with, and has paid all material regulatory fees to, the applicable Governmental Authority necessary to maintain such Permits in full force and effect. Each Company Entity has, where applicable, timely applied for renewal of all such Permits prior to their expiration and any such Permit that has expired by its terms has been administratively extended by such renewal application, except as would not individually or in the aggregate be material to the Company Entities, taken as a whole. The Company makes no representation or warranty in this Section 3.17 with respect to Permits required under any Environmental Law, which Permits are addressed in Section 3.10(a)(ii). True, correct and complete copies of all such Permits have been made available to Buyer.

Section 3.18 Regulatory Matters.

(a) Each Project Company is an EWG. The Company Entities are not subject to, or are exempt from, the federal access to books and records provisions of PUHCA and FERC’s accounting, record-retention, and reporting regulations under PUHCA.

(b) Each Project Company operating within FERC jurisdictional markets has MBR Authority, which is in full force and effect.

(c) No Company Entity is subject to rate, financial or organizational regulation as an electric utility or public utility under the laws of any state.

(d) There are no complaints or investigation proceedings, public or non-public, pending or, to the Company’s Knowledge, threatened with or by FERC, FERC staff, PJM and the market monitor of PJM, or any applicable state regulatory commission, regarding the sale of power, capacity and/or ancillary services by any of the Project Companies, or operation of any Project Company assets, except those that, individually or in the aggregate, would not be material to the Company Entities, taken as a whole. Each Project Company is in compliance with all applicable reliability requirements of FERC, NERC and PJM, and any applicable state regulatory commission, except those that, individually or in the aggregate, would not be material to the Company Entities, taken as a whole.

Section 3.19 Intellectual Property; Privacy and Data Security.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) domain name registrations, in each case, that are owned by the Company Entities as of the date of this Agreement (“Registered Intellectual Property”). Each item of Registered Intellectual Property is solely and exclusively owned by a Company Entity, free and clear of all Liens, other than Permitted Liens. Each item of the Registered Intellectual Property is valid, subsisting, has not expired or been abandoned, and is in full force and effect. No Action is pending, or has been threatened in writing since the Lookback Date, challenging the validity, enforceability, registration, ownership or scope of any Registered Intellectual Property (other than office actions and similar proceedings in connection with the prosecution of applications for the registration or issuance of any Registered Intellectual Property). Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, the Company Entities have the right to use all unregistered Intellectual Property that is currently used by the Company Entities (such unregistered Intellectual Property, together with Registered Intellectual Property, “Company Intellectual Property”). Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, immediately after the Closing, Buyer will own or have the right to use all Company Intellectual Property, on terms and conditions the same as those in effect immediately prior to the Closing. The Company Intellectual Property is not subject to any Trademark co-existence Contract, consent Contract, covenant not to assert or to sue, or Contract or option to sell or otherwise transfer ownership of any Company Intellectual Property.

(b) The Company Entities use commercially reasonable efforts to maintain and protect the confidentiality of all trade secrets and other material confidential information owned or held by the Company Entities.

(c) Since the Lookback Date, no Company Entity has infringed, misappropriated, diluted or otherwise violated any third party’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company Entities, taken as a whole. No Action is pending or has been threatened in writing since the Lookback Date, alleging any such infringement, misappropriation, dilution, or other violations. To the Company’s Knowledge, since the Lookback Date, no third party has infringed, misappropriated, diluted or otherwise violated the Intellectual Property owned by any Company Entity in any manner that would reasonably be expected to be material to the Company Entities, taken as a whole.

(d) The IT Assets are sufficient for the requirements of the Company Entities and operate and perform as required by the Company Entities, except where the failure to do so would not reasonably be expected to be material to the Company Entities, taken as a whole. The Company Entities have all necessary rights to use all IT Assets and have complied in all material respects with the terms and conditions of the agreements corresponding to such IT Assets. The Company Entities take and have taken commercially reasonable actions to protect the security and integrity of the IT Assets. The Company Entities maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities and have acted in compliance therewith in all material respects. Other than as set forth on Section 3.19(d) of the Company Disclosure Schedule, since the Lookback Date, there have been no failures, continued substandard performance or other adverse events affecting any IT Assets that have been material to the conduct of the businesses of the Company Entities.

(e) The Company Entities and the conduct of their business are in compliance with, and since the Lookback Date have been in compliance with, all Data Security Requirements in all material respects. Since the Lookback Date, the Company Entities have implemented and maintained, and required all third parties processing Business Data on behalf of the Company Entities to implement and maintain, technical, physical, and organizational measures, designed to protect Business Data and confidential information against Security Incidents. Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, since the Lookback Date, none of the Company Entities have experienced any Security Incidents that would reasonably be expected to be material to the Company Entities, taken as a whole. In relation to any Security Incident and/or actual or alleged violation of a Data Security Requirement, none of the Company Entities have (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, claim, or complaint, from, or been the subject of any investigation or enforcement action by, any Person.

(f) Except where the failure to do so would not reasonably be expected to be material to the Company Entities, taken as a whole, (i) no Company Entity has used or distributed any Open Source Code in a manner that requires or could reasonably be expected to require under any applicable Open Source Code license: (A) any Company Entity to distribute or disclose any source code for any Company Software; (B) any Company Entity to distribute or make available any Company Software without charge or at a reduced charge; or (C) the granting to users of the right to decompile, disassemble or otherwise reverse engineer any Company Software; other than, in each of the foregoing cases, with respect to the Open Source Code itself and (ii) with respect to any Open Source Code that is or has been used by a Company Entity in any way, such Company Entity is, and has at all times been, in compliance in all material respects with all applicable licenses with respect thereto.

(g) Except where the failure to do so would not reasonably be expected to be material to the Company Entities, no Company Entity has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any Company Software, other than to consultants and independent contractors in connection with work for the Company Entities under a written non-disclosure agreement and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall result or has resulted in the disclosure or delivery of the source code for any Company Software by a Company Entity or any escrow agent to any other Person.

Section 3.20 Company Entity Assets. Except as set forth in Section 3.20 of the Company Disclosure Schedule, each Company Entity (a) owns, leases or licenses from third parties or otherwise has the right to use all tangible personal property necessary and sufficient to conduct its respective business as presently conducted, including the operation of the Projects, (b) has good and valid title to, or a valid leasehold interest in or valid license to use, all of the tangible assets currently used in its respective business, including the operation of the Projects, free and clear of all Liens other than Permitted Liens, except where the failure to do so would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, and (c) as of immediately after the Closing, will be entitled to continue to use all tangible personal property which is currently owned, leased or licensed by it in the conduct of its respective business as presently conducted, including operation of the Projects, except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole. Since the Balance Sheet Date, no Company Entity has intentionally deferred any reasonably necessary maintenance or capital expenditure with respect to any asset of such Company Entity in anticipation of the Closing; and all assets of the Company Entities have been maintained in accordance with prudent commercial practice except as would not reasonably be expected to be material to the Company Entities, taken as a whole. Except as set forth on Section 3.20 of the Company Disclosure Schedule, as of the date hereof, no material asset or material portion of the business of any Company Entity has been damaged or destroyed by casualty that has not been repaired, replaced or otherwise remedied, whether or not such event is covered by insurance. Except as set forth on Section 3.20 of the Company Disclosure Schedule, all material assets of the Company Entities are in good condition and repair (ordinary wear and tear excepted) in all material respects and fit for use for the purposes for which they are currently used. Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, the assets owned, leased or licensed by the Company Entities constitute all of the assets used or held for use in connection with the operation of their respective businesses as currently operated and constitute all of the assets, properties, Contracts, Permits and rights that are necessary and sufficient to operate the Projects and conduct the Company Entities’ businesses as currently conducted in all material respects.

Section 3.21 Credit Agreement.

(a) Other than the Credit Agreement and except as set forth on Section 3.21 of the Company Disclosure Schedule, there are no (i) committed financing facilities (including, without limitation, loans, credit facilities, factoring, leasing, bonds and hedging instruments) provided to the Company Entities or (ii) material outstanding guarantee agreements, indemnities, collateral (whether in the form of personal guarantees or security interests), bonds or other security given by the Company Entities to any Person.

(b) Assuming the Credit Agreement Portability Conditions have been satisfied or waived on or prior to the Closing Date, no Default or Event of Default (as each such term is defined in the Credit Agreement) will occur as a result of the transactions contemplated hereby and by the Cogentrix Purchase Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Company makes no representation as to whether the Credit Agreement Portability Conditions have or will be satisfied or waived at any time.

Section 3.22 Affiliate Contracts. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no Company Entity is party to any Affiliate Contract. None of the Members or any of their respective Affiliates, or any officer, director, or any senior management-level employee of a Company Entity, owns any material assets, tangible or intangible, which are used by any Company Entity and necessary for the conduct of the business. Except as disclosed in Section 3.24 of the Company Disclosure Schedule, no Affiliate of a Company Entity (other than another Company Entity), nor any officer, director, manager, equityholder or employee of a Company Entity (a) owes any amount to such Company Entity, nor does any such Company Entity owe any amount to, or has such Company Entity committed to make any loan or extend or guarantee credit to or for the benefit or, any such person, (b) purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any assets, property rights or services to such Company Entity in the last twelve (12) months prior to the date hereof or otherwise for which any Company Entity has any right, obligation or liability that will survive the Closing, (c) subject to Section 3.24 of the Company Disclosure Schedule, is as of the date hereof party to a Contract or transaction with such Company Entity or otherwise has any right, obligation or Liability to or from any Company Entity under any Contract or transaction entered into with such Company Entity that will survive the Closing, or (d) received any financial or other benefits from such Company Entity.

Section 3.23 OFAC Compliance; Sanctions; Anti-Corruption; Anti-Money Laundering.

(a) The Company Entities have, at all times since April 24, 2019: (i) complied with applicable Trade Controls and Sanctions; (ii) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person, or with a person subject to debarment or any list-based designations under any Trade Controls (including, without limitation, the Entity List, Unverified List, and Military End-User List, each maintained by the U.S. Commerce Department, and the Debarred Parties list maintained by the U.S. State Department) in each case in violation of Trade Controls or Sanctions; and (iii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified in writing of any such pending or threatened actions.

(b) None of the Company Entities nor any of their respective directors, officers, employees or agents are: (i) a Sanctioned Person; or (ii) subject to debarment or any list-based designations under Trade Controls.

(c) In the past five (5) years, neither the Company Entities nor any Company Entity Representative has violated any Anti-Corruption Laws; nor has any of the Company Entities or any Company Entity Representative corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Governmental Authority: (i) to influence any official act or decision of a Governmental Authority; (ii) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (iii) to induce a Government Official to influence the act or decision of a Governmental Authority; (iv) to secure any improper business advantage; or (v) to obtain or retain business in any way related to any of the Company Entities.

(d) None of the Company Entities or their respective directors or officers, employees or agents acting on their behalf has, in the past five (5) years, received any notice, inquiry, indictment, or internal or external allegation related to, or, to the Company’s Knowledge, been under investigation for, actual or potential violations of any Anti-Corruption Law.

Section 3.24 Hedging. The Company Entities are subject to risk policies that contain commodities risk policies and signature authorities with respect to risk parameters, limits and guidelines concerning the management of the risk exposures related to commodity prices and volumes, interest rates, liquidity and counterparty credit in connection with the business activities of the Company Entities (as set forth as of the date hereof in Data Room Folder 4.15.2, the “Risk Management Policy”). Except for exceptions approved from time to time in accordance with the Risk Management Policy, (a) each Company Entity is in compliance with the Risk Management Policy applicable to it in all material respects and (b) each Company is not a party to any Hedging Contract other than transactions of the type explicitly permitted under the Risk Management Policy applicable to it.

Section 3.25 Bank Accounts. Section 3.25 of the Company Disclosure Schedule sets forth an accurate and complete list of the names of banks, trust companies and other financial institutions at which the Company Entities maintain accounts of any nature and the individuals with signing or withdrawal authority for each such account.

Section 3.26 No Additional Representations and Warranties. Except for the express representations and warranties provided in this ARTICLE III (in each case, as qualified by the Company Disclosure Schedule) and in any certificate delivered by Members’ Representative pursuant to this Agreement, none of the Company or any of its Affiliates, or any of their respective current, former or future directors, officers, employees, equityholders, partners, members, successors, assigns or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Affiliates (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Company or its Affiliates) to Buyer or any of its Affiliates or their respective directors, officers, employees, stockholders, partners, members or representatives, and the Company, on behalf of itself and its Affiliates, hereby disclaims any such other representations or warranties and no Person shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective directors, officers, employees, equityholders, partners, members or representatives other than the express representations and warranties provided in this ARTICLE III (as qualified by the Company Disclosure Schedule) and in any certificate delivered by Members’ Representative pursuant to this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND MERGER SUB

Buyer represents and warrants to the Company and Members’ Representative, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization; Operation and Capitalization of Merger Sub. Each of Buyer and the Merger Sub is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no assets, liabilities or obligations of any nature other than those incident to its formation. All of the Interests in Merger Sub are owned by Buyer as of the date hereof.

Section 4.2 Authorization. Each of Buyer and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or corporate action on their part. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.

Section 4.3 Noncontravention. Neither the execution and delivery by Buyer or Merger Sub of this Agreement or the other Transaction Documents to which Buyer or Merger Sub is or will be a party, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer or Merger Sub, or (b) violates or results in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or Merger Sub is a party or by which the properties of Buyer or Merger Sub are bound or (c) assuming receipt of the Consents described in Section 4.4 below and compliance with the HSR Act, violates any Law to which Buyer or Merger Sub is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not have a Buyer Material Adverse Effect.

Section 4.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained, given or made by or with respect to Buyer, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger, (b) required filings under the HSR Act, (c) filings required to be made with the SEC under the Exchange Act, (d) Consent required pursuant to Section 203 of the FPA as described in Section 6.1(c), (e) acceptance by FERC of the Reactive Power Submission and either (i) a Governmental Order from FERC granting requests for waiver of the prior notice requirements or (ii) the expiration of the 90-day prior notice requirement set forth in Schedule 2 of the PJM Tariff, (f) as set forth on Section 4.4 of the Buyer Disclosure Schedule, (g) approval by the FCC of the FCC Applications or (h) Consents not required to be obtained, given or made until after the Closing.

Section 4.5 Financing.

(a) Buyer has access to, and will at the Closing have, sufficient cash on hand or access to other sources of immediately available funds to enable it to (i) pay the Purchase Price, (ii) pay all costs and expenses required to be paid by Buyer, Merger Sub or any Affiliate thereof pursuant to this Agreement or the other Transaction Documents (including such costs and expenses required to be paid by such Persons at the Closing) and (iii) consummate the transactions contemplated hereby on the terms (including as to timing) set forth in this Agreement and the other Transaction Documents.

(b) Neither Buyer’s nor Merger Sub’s obligations under this Agreement are contingent upon or otherwise subject to (i) any conditions regarding Buyer or any of its Affiliates’ or any other Person’s ability to obtain financing or (ii) any such Person’s consummation of any financing arrangements.

Section 4.6 Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.

Section 4.7 Litigation. As of the date hereof (a) there are no Actions pending or, threatened in writing against Buyer, Merger Sub or any of their Affiliates that would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect and (b) none of Buyer, Merger Sub or any of their Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

Section 4.8 Brokers’ Fees. None of Buyer or any of its Affiliates has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person that may result in the obligation of the Members, the Company Entities or any of its or their respective Affiliates to pay any fees, commissions or similar compensation to any broker, finder or similar Person as a result of the execution and delivery by Buyer or Merger Sub of this Agreement or the other Transaction Documents to which Buyer or Merger Sub is or will be a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.9 Conflicting Assets.

(a) As of the date hereof, neither Buyer nor any of its Affiliates is a party to any Contract (each such Contract, a “Conflicting Contract”) to build, develop or acquire any power facility that would reasonably be expected to prevent or delay beyond the Closing Date (i) any Governmental Authority’s granting of any Required Regulatory Filings necessary for consummation of the transactions contemplated by this Agreement or the Cogentrix Purchase Agreement or (ii) the expiration or termination of any Required Regulatory Filings as required for the consummation of the transactions contemplated by this Agreement and the Cogentrix Purchase Agreement.

(b) As of the date hereof, Buyer has delivered to Members’ Representative a baseline delivered price test analysis it has had prepared at direction of counsel and subject to joint defense privilege reflecting the combination of Buyer’s and its Affiliates for FERC purposes’ power generation assets with the power generation assets to be acquired pursuant to this Agreement in PJM.

Section 4.10 Regulatory Matters. Buyer is not a “public utility” as the term is defined in Section 201 of the FPA. Buyer acknowledges and agrees that the continued eligibility of the Project Companies for MBR Authority, EWG status, and other authority, exemptions, waivers and blanket authorizations under the FPA and PUHCA following consummation of the transactions contemplated hereby is not subject to the Company’s, Members’ Representative’s or their respective Affiliates’ control and is Buyer’s exclusive responsibility.

Section 4.11 Qualified Buyer. Buyer (and any of its designated Affiliates to which this Agreement is assigned pursuant to Section 10.2) is a Qualified Buyer (as defined in the Credit Agreement).

Section 4.12 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in ARTICLE III of this Agreement are true and correct in all material respects and the conditions set forth in ARTICLE VI are satisfied, and after giving effect to the transactions contemplated by this Agreement, immediately after the Closing, Buyer and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due in the ordinary course of business), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred debts beyond its ability to pay as they mature or become due in the ordinary course of business.

Section 4.13 [Reserved].

Section 4.14 Source of Funds. (a) The monies used to fund the acquisition of the Company Interests were not, are not, and will not be derived from, invested for the benefit of, or related in any way to, the governments of, or Persons located or ordinarily resident within, any country or territory (i) under a comprehensive U.S. embargo enforced by Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), or (ii) that has been identified by the Financial Action Task Force as a “high risk jurisdiction subject to a call for action”; (b) the monies used to fund the acquisition of the Company Interests were not, are not and will not be the proceeds of, derived from, or otherwise related to any illegal activities, including, money laundering activities or other violations of state or federal law; (c) any proceeds from Buyer’s investment in the Company Interests will not be used to finance, fund, or reimburse any illegal activities; and (d) solely to the extent required by applicable AML Laws, Buyer (x) has conducted due diligence with respect to all of its beneficial owners; (y) to its Knowledge has established the identities of all its beneficial owners; and (z) will retain evidence of any such identities and any such diligence; and (e) Buyer will provide information and documentation regarding its beneficial owners to the Members upon Members’ Representative’s reasonable request, except to the extent the disclosure of such information or documentation would reasonably be expected to violate applicable non-disclosure or similar undertakings of Buyer or any of its Affiliates.

Section 4.15 Information.

(a) The Company Entities have provided Buyer with such access to the facilities, books, records and personnel of the Company Entities as Buyer has deemed necessary and appropriate in order for Buyer to investigate the businesses and properties of the Company Entities in connection with its investment decision to acquire the Company Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the acquisition of the Company Interests and is capable of bearing the economic risks of such acquisition. Buyer’s acquisition of the Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Members, Members’ Representative or the Company, except as expressly set forth in ARTICLE III of this Agreement (as qualified by the Company Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement.

(b) Buyer has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to acquire the Company Interests and to enter into this Agreement and not on the advice of the Members, Members’ Representative or the Company or their respective legal, tax or financial advisers. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of the Company). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Buyer specifically acknowledges that, except as expressly set forth in ARTICLE III of this Agreement (as qualified by the Company Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement, no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Company Entity, or the businesses or assets thereof, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives.

(c) Buyer, on behalf of itself and each of its Affiliates and its and their respective directors, managers, officers, employees, equityholders, stockholders, partners, members or representatives, (i) acknowledge and agree that neither the Members, Members’ Representative or the Company nor any of their respective Affiliates (including any other Company Entity), agents or representatives, or any other Person, has made or is making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE III (as qualified by the Company Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement, including any implied warranty or representation as to (A) value, condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any Company Entities or (B) the operation or probable success or profitability of the Company Entities or their respective businesses, (ii) specifically disclaims that any of them is relying upon or has relied upon any representation, warranty or statement of any kind by the Members, Members’ Representative or the Company or any of their respective Affiliates (including any other Company Entity), agents or representatives, or any other Person, express or implied, beyond those expressly given in ARTICLE III (as qualified by the Company Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement, including any implied warranty or representation as to (A) value, condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company Entities or (B) the operation or probable success or profitability of the Company Entities or their respective businesses, (iii) Buyer shall have no claim, right or, remedy arising out of any reliance upon any representation, warranty or other statement other than those representations and warranties in ARTICLE III (as qualified by the Company Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement, and (iv) the Members, Members’ Representative and the Company and their respective Affiliates

(including any other Company Entity), agents and representatives have specifically disclaimed and do hereby specifically disclaim any such representations or warranties made by any Person, beyond those expressly made by the Company in ARTICLE III (as qualified by the Company Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement; provided, however, that nothing contained in this Section 4.14 shall bar a claim for Fraud. Without limiting the generality of the foregoing, it is understood that any information, documents or other materials (including any such materials contained in the Data Room or any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Members, Members’ Representative or the Company or their respective Affiliates (including any other Company Entity), agents or representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing beyond those set forth in ARTICLE III (as qualified by the Company Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement.

Section 4.16 No Additional Representations and Warranties. Except for the express representations and warranties provided in this ARTICLE IV (in each case, as qualified by the Buyer Disclosure Schedule) and in any certificate delivered by Members’ Representative pursuant to this Agreement, none of Buyer or any of its Affiliates, or any of their respective current, former or future directors, officers, employees, equityholders, partners, members, successors, assigns or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Buyer or any of its Affiliates (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of Buyer or its Affiliates) to Members’ Representative, the Company Entities or any of their respective Affiliates or their respective directors, officers, employees, stockholders, partners, members or representatives, and Buyer, on behalf of itself and its Affiliates, hereby disclaims any such other representations or warranties and no Person shall be liable in respect of the accuracy or completeness of any information provided to Members’ Representative, the Company Entities or any of their respective Affiliates or their respective directors, officers, employees, equityholders, partners, members or representatives other than the express representations and warranties provided in this ARTICLE IV (as qualified by the Buyer Disclosure Schedule) or in any certificate delivered by Members’ Representative pursuant to this Agreement.

ARTICLE V.

COVENANTS

Section 5.1 Conduct of the Company Entities.

(a) From and after the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with ARTICLE IX (the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 5.1 of the Company Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents or the Cogentrix Purchase Agreement, (ii) as otherwise expressly approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), or (iii) as required by applicable Law, the Company shall, and shall cause the other Company Entities to, conduct their respective businesses in the ordinary course of business and use commercially reasonable efforts to preserve intact in all material respects their present business organization and goodwill and maintain in all material respects relationships with employees, Governmental Authorities and other Persons with whom the Company Entities have any material commercial dealings and use reasonable best efforts to perform the actions set forth on Section 6.1(a) of the Company Disclosure Schedule.

(b) Without limiting the generality of the foregoing, during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 5.1 of the Company Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents or the Cogentrix Purchase Agreement, (ii) as otherwise expressly approved in writing by Buyer (which approval, other than with respect to clauses (i) through (xi), (xvii) or, to the extent in respect of the foregoing clauses, (xx) of this Section 5.1(b), shall not be unreasonably withheld, conditioned or delayed), or (iii) as required by applicable Law, the Company shall not, and shall cause the other Company Entities not to:

(i) amend the Governing Documents of any Company Entity or waive any material provision thereof, or form any Subsidiary;

(ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of any Company Entity, or issue any rights to subscribe for or acquire any Interests of any Company Entity; or repurchase, purchase, redeem or otherwise acquire any Interests of any Company Entity;

(iii) split, combine, subdivide or reclassify any of the Company Interests;

(iv) make or declare any non-cash distribution in respect of the Company Interests;

(v) (A) enter into or adopt a plan of or otherwise take any action for the complete or partial liquidation, dissolution, merger, consolidation, combination, restructuring, recapitalization or other reorganization of any Company Entity (other than this Agreement), (B) file a voluntary bankruptcy petition, commence any Action seeking relief under any laws relating to bankruptcy, insolvency, conservatorship or relief of debtors or consent to or acquiesce in the appointment of a trustee, receiver or liquidator of any Company Entity, or (C) enter into any joint venture, strategic alliance, partnership, non-competition or similar agreement;

(vi) purchase any Interests of or make any investment in any Person (other than a Company Entity), whether by purchase of stock or securities or contributions to capital, or otherwise acquire direct or indirect control over any Person (including by consolidating or merging with such Person) or acquire all or substantially all of the assets of any Person;

(vii) except as required by GAAP, materially change any accounting methods, principles or practices or make any material changes to any cash management, credit collection or payment policies, practices or procedures;

(viii) except for sales of power, capacity, emissions allowances, ancillary services, fuel or other electric commodities in the ordinary course of business, (a) sell, transfer, assign, abandon, mortgage, license, let lapse or otherwise dispose of any of the assets or properties of the Company Entities in excess of $500,000 in the aggregate with respect to any Project or Company Entity or any Air Emissions Allowances to any Person (other than to any other Company Entity) or (b) encumber any such assets, provided, however, that for avoidance of doubt, the Company Entities may sell, transfer or otherwise dispose of any obsolete or unusable assets, parts and equipment in the ordinary course of business;

(ix) (w) terminate, amend, extend or renew the Credit Agreement (other than amendments or waivers including but not limited to those entered into in furtherance of the satisfaction of the condition in Section 6.3(f) which Buyer has previously consented to in writing (such consent not to be unreasonably withheld, conditioned or delayed)), (x) create, incur, guarantee or assume any indebtedness for borrowed money (other than indebtedness incurred pursuant to the Credit Agreement under any revolving facility in the ordinary course of business and that would not reasonably be expected to cause, or result in, a Default or an Event of Default (as defined therein) under the Credit Agreement), (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any material obligations not constituting indebtedness for borrowed money of any Person (other than any Company Entity) or (z) make any loans, advances or capital contributions to or investments in any Person (other than pursuant to the Credit Agreement or for any Company Entity in the ordinary course of business);

(x) cancel any material third party indebtedness owed to any Company Entity;

(xi) enter into or amend any material provision of any Affiliate Contract;

(xii) enter into, terminate, materially amend (other than by entering into any change order or issuing a change directive in the ordinary course of business), extend, agree to be bound by, or renew any Material Contract (other than the Credit Agreement or, to the extent required by applicable Law or the terms of such Labor Contract, any Labor Contract), or settle or compromise any material claim under, or waive any material right under, any Material Contract (other than the Credit Agreement), other than (A) Hedging Contracts entered into in the ordinary course of business consistent with the Risk Management Policy (which Policy shall not be materially amended or materially modified without Buyer’s prior approval), (B) Hedging Contracts except in compliance with Section 5.1(a) of the Company Disclosure Schedule and in no event shall any Company Entity enter into any forward capacity swaps, (C) any expiration of any Material Contract in accordance with its terms, (D) any automatic extension or renewal of any Material Contract in accordance with its terms, (E) entering into or materially amending any Material Contract to effect any action contemplated by any other clause of this Section 5.1(b) and permitted, or otherwise approved by Buyer, pursuant to this Section 5.1(b), (F) immaterial administrative amendments entered into in the ordinary course of business that do not change the commercial terms or maturity of such Material Contract and (G) Material Contracts contemplated by clause (q) of the definition of Material Contracts entered into in the ordinary course of business;

(xiii) materially amend or modify, cancel, or terminate (other than any cancellation or termination contemplated by the term of any such Permit) any Permit other than in the ordinary course of business;

(xiv) bring or settle any Action that does not contemplate solely the payment of money Damages in an amount not reasonably expected to exceed $5,000,000 that will be paid prior to the Calculation Time;

(xv) (A) make any single capital expenditure (or series of related capital expenditures) in excess of $3,000,000 in the aggregate with respect to each Project, (B) make any commitments in respect of capital expenditures payable following the Closing in excess of $500,000 in the aggregate with respect to each Project, or (C) enter into any contract or agreement in respect of any capital expenditure that has a term of three (3) years or longer, unless such contract or agreement is terminable for convenience by such Company Entity party to such contract or agreement and in each case of clauses (A) and (B), other than in accordance with the capital expenditures budgets made available to Buyer prior to the date hereof or in accordance with Section 5.9;

(xvi) (A) make any Tax election or change or revoke any existing Tax election, (B) amend any Tax Return, (C) adopt or change any accounting method for Tax purposes or annual accounting period, (D) settle or compromise any audit, examination or other proceeding with respect to Taxes, (E) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or Tax sharing, Tax allocation or Tax indemnification agreement (other than a commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes), (F) initiate contact with any Governmental Authority regarding any voluntary disclosure process or enter into any voluntary disclosure agreement with respect to Taxes, (G) waive or extend any limitations period for the assessment of any Tax or Tax claim, (H) settle any Tax claim or assessment relating to any Company Entity, or (I) surrender any right to claim a Tax refund, offset, or other reduction in Tax Liability, but, in the case of each of clauses (A) through (I), only to the extent such action would impact any Company Entity or Buyer after the Closing Date or otherwise adversely affect Buyer or the Company Entities;

(xvii) fail to maintain in full force and effect, in all material respects, or fail to replace or renew, the insurance policies of the Company Entities at a level at least substantially comparable to current levels or otherwise in a manner not materially inconsistent with past practice;

(xviii) engage in any new line of business;

(xix) hire, engage, employ or contract for the provision of services, any Service Provider or adopt any Employee Benefit Plan; or

(xx) agree or commit, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) the Company Entities may take (or not take, as the case may be) any of the actions described in Section 5.1 if the applicable Company Entities determine in good faith that taking (or not taking) such action is reasonably necessary in response to an Emergency (or as required pursuant to applicable Law) and (ii) during the Interim Period, the Company Entities may repay indebtedness (including under the Credit Agreement) prior to the Calculation Time and declare, make, set aside or pay cash distributions; provided, that such distributions are paid in full prior to the Calculation Time. Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company Entities prior to the Closing or any other businesses or operations of the Members or their respective Affiliates. Prior to the Closing, the Company shall exercise such control and supervision of the Company Entities and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents.

Section 5.2 Access to Information; Confidentiality.

(a) During the Interim Period, Buyer and its Representatives may make or cause to be made such review of the Company Entities and their respective assets, financial and legal condition as Buyer deems reasonably necessary or advisable, in each case, in connection with Buyer preparing to own the Company Entities and in connection with the consummation of the transactions contemplated hereby. The Company shall, and shall cause the other Company Entities to, permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the properties (including site visits to the Projects for observation of major outages on Patriot U20 and Liberty U20), books and records of the Company Entities during normal business hours to review information and documentation relative to the properties, books, Contracts and other records of the Company Entities; provided, that such investigation shall only be upon reasonable advance notice and shall not materially disrupt personnel and operations of the Company Entities and shall be at Buyer’s sole cost and expense; provided, further, that without the Company’s prior written consent to be given or withheld in the Company’s sole discretion, none of Buyer, its Affiliates or their respective Representatives, shall (x) have any right to use, control, operate, interact with, connect in any way to (physically or logically) or independently access any computer software, databases, networks, hardware, data center facilities or contracted services wherever located (including any data therein) of the Company Entities, the Members or any of their respective Affiliates or service providers or (y) conduct any invasive or subsurface investigation or testing of any environmental media with respect to any property of the Members or any Company Entity (it being understood and agreed that Buyer shall be permitted to conduct Phase I environmental assessments in accordance with applicable ASTM standards). All requests for access to the offices, properties, books and records of the Company Entities shall be made to Members’ Representative or such Representatives designated by Members’ Representative, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that except in the ordinary course of their respective businesses or in furtherance of the transactions contemplated hereby, none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with the Company Entities or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed (other than in connection with the required filings specified in Section 3.4). Any access to the offices, properties, books and records of the Company Entities shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Members’ Representative notice of at least five (5) Business Days prior to conducting any inspections or communicating with any third party relating to any property of the Company Entities, and a Representative of Members’ Representative shall have the right to be present when Buyer, its Affiliates or their respective Representatives conducts its or their investigations on such property; (ii) Buyer, its Affiliates and their respective Representatives shall use reasonable care not to damage the property of the Company Entities or any portion thereof; (iii) Buyer, its Affiliates and their respective Representatives, shall comply with all applicable safety and security requirements of the Company Entities and (iv) Buyer, its Affiliates, and their respective Representatives, as applicable shall, (A) perform all on-site reviews during normal business hours; (B) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner; and (C) indemnify, defend and hold harmless the Members, the Company Entities, their respective Affiliates, and each of their respective Representatives from and against all Damages resulting from or relating to the activities of Buyer, its Affiliates and their respective Representatives to the extent arising out of or resulting from Buyer’s or its Representative’s negligence or willful misconduct in connection with Buyer’s access as described in this paragraph. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. Notwithstanding anything herein to the contrary, neither Members’ Representative nor the Company shall be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives, whether during the Interim Period or from and after the Closing, which Members’ Representative or the Company reasonably believes it or the Company Entities are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by the attorney-client privilege, or which Members’ Representative, any Member, the Company or any of their respective Affiliates (or, prior to the Closing, the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Members’ Representative, any Member, the Company or any of their respective Affiliates (including, prior to the Closing, the Company Entities) to a material risk of Liability; provided, however, that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of any such agreement or a loss of legal privilege, including using commercially reasonable efforts to obtain the required Consent of any applicable third party or enter into any applicable joint defense or similar agreements or reasonably cooperating with Buyer to develop an alternative to providing such information.

(b) Buyer, its Affiliates and their respective Representatives shall hold in confidence all confidential information obtained from or delivered on behalf of Members’ Representative, the Company Entities or its or their respective Affiliates or Representatives, whether or not relating to the business of the Company Entities, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the termination of this Agreement in accordance with its terms. The Confidentiality Agreement and the obligations of the parties thereunder shall terminate as of the Closing and be superseded by Section 5.2(c).

(c) From and after the Closing, Members’ Representative shall, and shall cause its Affiliates to, keep confidential all proprietary, non-public information relating to the Company Entities and the Projects, except for (i) disclosure to Affiliates, and its and their respective Representatives, in each case who have a need to know such information so long as such Persons are bound by obligations of confidentiality in respect of any such information disclosed to them, and (ii) to the extent such information is required to be disclosed by applicable Law, in which case such disclosing Party shall (A) to the extent legally permissible, use commercially reasonable efforts to provide the other Party with prompt written notice of such requirement so that such other Party may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 5.2(c), (B) cooperate with such other Party, at such other Party’s sole expense, to obtain such protective order or other remedy to the extent that such cooperation does not unreasonably interfere with the disclosing Party’s other business, (C) disclose only the portion of that information the disclosing Party is advised in writing by its counsel is legally required to be disclosed, and (D) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

Section 5.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions (including in connection with the pursuit of any Consent under Material Contracts), and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, the Credit Agreement or the Cogentrix Credit Agreement, or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in ARTICLE VI to be fully satisfied; provided, that in no event shall any Party be required to take any action that in the written opinion of its outside legal counsel, is unlawful or would or could constitute a violation of any applicable Law or require the approval of any Governmental Authority (other than an approval contemplated by Section 3.4, Section 4.4 or Section 5.4).

(b) Notwithstanding the provisions of Section 5.3(a), the Parties acknowledge and agree that if any provision in this Agreement requires a different efforts standard than reasonable best efforts to comply, or unqualified obligation to comply, with such provision, then such other efforts standard, or unqualified obligation, as applicable, provided in such provision shall control over Section 5.3(a).

(c) During the Interim Period, the Company and Company Parent will, and will cause the FPH Sellers to, use reasonable best efforts to cause BCPG to execute and deliver the Member Acknowledgement, and to take any and all other action reasonably requested by the FPH Sellers following reasonable consultation with Buyer in connection with the transactions contemplated by this Agreement in accordance with this Agreement and the Company LLC Agreement.

(d) Except as expressly provided herein, including in Section 5.4, nothing in this Agreement shall require Buyer or any of its Affiliates (including, after Closing, the Company Entities), on the one hand, or Members’ Representative, Members or any of their respective Affiliates (other than, after Closing, the Company Entities), or, prior to Closing, the Company Entities, on the other hand, (i) to pay any consideration or offer or grant any financial accommodation to induce a waiver or obtain a Consent from any Person, (ii) to agree to modify any terms of any contract to induce any such waiver or obtain any such Consent if such modification would become effective prior to Closing, (iii) to seek any waiver of any portability conditions with respect to any change of control (however so defined) under and in accordance with any Material Contract or (iv) to seek any waiver of the Credit Agreement Portability Conditions with respect to the Change in Control (as defined in the Credit Agreement) resulting from the transactions contemplated by this Agreement.

Section 5.4 Regulatory Approvals and Consents.

(a) Each Party shall, and shall cause its respective Affiliates to, prepare, as soon as is practicable following the date of this Agreement, all necessary filings, requests, registrations and notices applicable to such Party in connection with the transactions contemplated by this Agreement and the Cogentrix Purchase Agreement that may be required under any applicable Law prior to the Closing (the “Regulatory Filings” and the submissions and filings specified in Section 5.4(a)(i)-(iv), the “Required Regulatory Filings”). In addition to and without limitation of the foregoing:

(i) With respect to the initial filings under the HSR Act, each Party shall, and shall cause its respective Affiliates to, submit such required filings no later than twenty-five (25) Business Days after the date of this Agreement.

(ii) With respect to the FPA Section 203-related application, each Party shall, and shall cause its respective Affiliates to, submit such application no later than twenty-five (25) Business Days after the date of this Agreement.

(iii) Within twenty-five (25) Business Days after the date of this Agreement (subject to extension by mutual agreement of the Parties), the Company shall, and shall cause the Project Companies to, prepare and submit (and Buyer shall, and shall cause its Affiliates to, reasonably consult and cooperate with the Company in the timely preparation and filing of) an informational filing pursuant to Schedule 2 to the PJM Tariff. Such informational filing shall include a request for waiver of the ninety (90)-day notice period in Schedule 2 of the PJM Tariff, to the extent necessary (the “Reactive Power Submission”). To the extent that, on or after the Closing Date, PJM continues to remit any amounts of the FERC-accepted annual revenue requirement for Reactive Service to the Project Companies to the Members, Members’ Representative shall cause such amounts to be paid over promptly to Buyer.

(iv) Within twenty-five (25) Business Days after the date of this Agreement (subject to extension by mutual agreement of the Parties), Buyer and the Company or applicable Company Entities shall submit the FCC Applications to the FCC.

(v) The Parties shall, and shall cause their respective Affiliates to, promptly make any appropriate or necessary subsequent or supplemental filings, cooperate with one another in the preparation of the Required Regulatory Filings and comply with, or cause to be complied with, requests for additional information in connection with the Required Regulatory Filings, in each case, in accordance with this Section 5.4.

(b) Subject to applicable confidentiality restrictions or restrictions required by applicable Law, each Party will notify the other promptly upon the receipt by such Party or its Affiliates of, and if in writing furnish the other with copies of (or, in the case of material oral communications, provide the other written descriptions of) any communication from any Governmental Authority relating to any Required Regulatory Filing applicable to such Party, and permit the other to review and discuss in advance, and consider in good faith and incorporate the view and reasonable comments of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority in connection therewith. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the other Transaction Documents, and furnish each other with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of all necessary filings, requests, registrations, and notices (and any amendments or supplements thereto) to any such Governmental Authority. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 5.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel (which shall include any economists, consultants, environmental professionals or other third-parties working under the direction of such outside counsel) of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. Each Party will not, and will cause its Affiliates not to, participate in any meeting with any Governmental Authority in connection with this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless the attending Party makes a good faith effort to consult with the other Party to give the other Party the opportunity to attend and participate thereat where not prohibited by such Governmental Authority. Subject to applicable Law and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party. Buyer shall have the right to control and make final decisions concerning the strategy and tactics as to all matters addressed in this Section 5.4 subject to prior consultation with Members’ Representative and Members’ Representative’s chosen regulatory counsel, the good faith consideration of Members’ Representative’s views and the requirements, terms and conditions of this Section 5.4.

(c) Without limiting anything set forth in this Section 5.4, each Party shall, and shall cause its Affiliates to cooperate and use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. The reasonable best efforts of Buyer (and its Affiliates) shall exclude any obligations to divest or take any other actions with respect to any of the Company Entities and/or any of their properties or assets.

(d) During the Interim Period, Buyer will not, and will cause its Affiliates to not, acquire or agree to acquire any electric generation facility located in PJM if such acquisition (i) would reasonably be expected to prevent the obtaining of an approval (or expiration of the applicable waiting period thereof) with respect to any Required Regulatory Filing by the Outside Date and (ii) would involve the making of any regulatory filing (of the types defined as Required Regulatory Filings) on or before March 31, 2026.

Section 5.5 Public Announcements. Subject to advice of counsel that it is otherwise required by Law or by the rules of a national securities exchange to make such disclosure, each Party shall, and shall cause its Affiliates (as applicable), to consult with the other Party regarding the timing and content of all announcements regarding this Agreement, the Closing and the other transactions contemplated by this Agreement or any of the other Transaction Documents to any Governmental Authority, any of its customers or suppliers or the general public. No press release or other public announcement relating to this Agreement or the transactions contemplated hereby shall be issued or made by either Members’ Representative or Buyer, or any of their respective Affiliates or Representatives, without the consent of Buyer or Members’ Representative, as the case may be, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing provisions of this Section 5.5 shall not limit or otherwise apply to (i) any Party’s or its Affiliates’ ability to (A) make non-public announcements and statements to its employees and other stakeholders (including regulators, suppliers, customers and other business partners), (B) make any announcements in the ordinary course of business that do not relate specifically to the signing of this Agreement or the transactions contemplated hereby, (C) make announcements or statements in response to questions from the press, analysts, investors or those attending industry conferences, (D) make disclosures in documents (including exhibits and all other information incorporated therein) filed or furnished by Buyer or its Affiliates with the SEC or (E) make customary communications or distributions of marketing materials in connection with obtaining, marketing and syndicating any Specified Debt Financing or (ii) Quantum Capital Group, its co-investors and their respective Affiliates or Vistra Corp. and its Affiliates, in any such case of this clause (ii) with respect to any communication to their respective current, prospective or former investors, subject to customary confidentiality obligations or (iii) any Party’s or its Affiliates’ ability to make announcements or statements containing substantially the same form and substance as any announcements or statements previously disclosed publicly by the Parties or any of their respective Affiliates as permitted by this Section 5.5 (or restated versions thereof that do not deviate from such previously disclosed announcements or statements) or only information which was previously disclosed publicly by the Parties or any of their respective Affiliates as permitted by this Section 5.5.

Section 5.6 Post-Closing Access; Preservation of Records. From and after the Closing, each Party shall, and shall cause its respective Affiliates to, make, or cause to be made, available to the other Parties all books, records, Tax Returns and documents of the Company Entities in such Party’s or its Affiliates’ possession or control (and the reasonable assistance of employees responsible for such books, records, Tax Returns and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action (other than Actions among the Parties and/or their Affiliates arising out of the transactions contemplated by this Agreement), (ii) preparing reports to equity holders and Governmental Authorities or (iii) preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Members’ Representative, the Members or any of their respective Affiliates under any Transaction Documents; provided, however, that (A) access to such books, records, Tax Returns, documents and employees shall not interfere with the normal operations of the providing Party, its Affiliates or any Company Entity and (B) the requesting Party shall reimburse the providing Party and, if applicable, the Company Entities for their reasonable out-of-pocket expenses incurred in connection with providing such access and assistance. Buyer shall use commercially reasonable efforts to cause each Company Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) six (6) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended.

Section 5.7 Ratings Reaffirmation; KYC. Buyer shall use reasonable best efforts, at its sole cost and expense, (a) upon request and from time to time, to promptly furnish to the lenders, issuing banks, agents and arrangers under the Credit Agreement and the Cogentrix Credit Agreement all documentation and other information reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time) as and to the extent required to be so provided under the Credit Agreement or the Cogentrix Credit Agreement, as applicable, and (b) to take such steps as are required to obtain a Ratings Reaffirmation prior to the Closing, including promptly furnishing to the Members’ Representative and/or the corresponding rating agency all information and documentation necessary to obtain a Ratings Reaffirmation (after giving effect to the transactions contemplated by this Agreement and the Cogentrix Purchase Agreement that otherwise would give rise to a “Change in Control” under and as defined in the Cogentrix Credit Agreement). Members’ Representative shall and shall cause the Company Entities and the Cogentrix Entities to, reasonably cooperate with Buyer, at Buyer’s sole cost and expense, as reasonably requested by Buyer to promptly after the date hereof, initiate, pursue and complete the Ratings Reaffirmation process, including by (i) providing all reasonably requested materials and information, (ii) attending meetings with the rating agencies, (iii) making available, upon reasonable prior notice and during normal business hours, the Company’s Representatives and (iv) responding to questions in connection therewith.

Section 5.8 Indemnification. Buyer acknowledges and agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions of directors, managers and officers of the Company Entities occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, as provided in the Company Entities’ respective Governing Documents as in effect on the date hereof and made available to Buyer prior to the date hereof, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect. For a period of six (6) years following Closing, Buyer shall maintain in effect any and all such exculpation, indemnification and advancement of expenses provisions in the Governing Documents of the Company Entities made available to Buyer, in each case, as in effect on the date hereof and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the exculpation, indemnification and advancement of expenses rights thereunder of any individuals who at or prior to the Closing were directors, managers or officers of the Company Entities; provided, however, that (a) Buyer shall be permitted to amend or modify such provisions during such period to the extent required by Law; and (b) all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such six (6) year period shall continue until the disposition of such Action or resolution of such claim. Prior to the Closing, the Company Entities shall obtain, at Buyer’s sole cost and expense, for the benefit of the Persons who were directors, managers and officers of the Company Entities at or prior to the Closing, “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with respect to the Company Entities’ existing directors’ and officers’ liability insurance, in an amount and scope substantially similar in all material respects in the aggregate to the Company Entities’ existing policies as of the date hereof and made available to Buyer, for claims arising from facts or events that occurred on or prior to the Closing Date; provided, that the Company Entities shall not be required to pay more than the Maximum Premium for the coverage period for such “tail” insurance policies.

Section 5.9 Casualty; Condemnation.

(a) If, during the Interim Period, any portion of the Projects is materially damaged, lost or destroyed by casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), Members’ Representative shall promptly provide written notice of such Casualty Loss to Buyer and, within fifteen (15) days of such event, unless otherwise mutually agreed by the Parties, Members’ Representative shall request Bechtel Corporation or another qualified independent firm reasonably acceptable to the Parties to prepare an estimate of the damage arising from the Casualty Loss within thirty (30) days following such event, which shall include the sum of (x) (1) the cost of restoring, repairing or replacing a Casualty Loss to a condition reasonably comparable to its condition immediately prior to such Casualty Loss, plus (2) any fines, fees, penalties or reasonable out of pocket costs and expenses arising in connection with such fines, fees or penalties reasonably expected to be incurred or payable by the Company Entities after the then anticipated Closing Date arising as a result of such damage or destruction and not included in Estimated Net Working Capital, plus (3) the aggregate of any lost profit reasonably expected to accrue as a result of such Casualty Loss (including any reduction in post-Closing capacity payments that would have been made to the Company Entities but for such Casualty Loss) after the Closing until the date the applicable Project is reasonably expected to be restored, repaired or replaced, minus (y) the aggregate amount of any insurance proceeds or condemnation award proceeds reasonably and in good faith expected to be available to the Company Entities or Buyer (the amount contemplated by this clause (y), the “Proceeds” and such amount resulting from the amount of the foregoing clause (x) minus the amount of the foregoing clause (y) minus, to the extent Members’ Representative, in its sole discretion, elects to restore, repair or replace the Casualty Loss, amounts expended by the Company Entities prior to the Calculation Time to restore in accordance with prudent industry practice damage caused by such Casualty Loss (provided such amounts have actually been paid by a Company Entity prior to the Calculation Time), the “Restoration Cost”). If the Closing is expected to occur prior to the end of the thirty (30)-day period referenced above, then the determination of such Restoration Cost shall not delay, impair or otherwise affect the Closing Date, except that the Closing Date and, if the Termination Date would occur prior to such extended Closing Date, the Termination Date, shall, subject to Section 9.1(b), be extended to the fifteenth (15th) day after such Restoration Cost is determined (or if such day is not a Business Day on the next Business Day immediately thereafter).

(b) If the Restoration Cost is equal to or greater than one percent (1%) of the Enterprise Value but does not exceed ten percent (10%) of the Enterprise Value, then the Enterprise Value shall automatically be reduced by an amount equal to the Restoration Cost. To the extent not included in the calculation of the Restoration Cost, (i) Members’ Representative (on behalf of the Members) shall be entitled to receive all Proceeds related to such Casualty Loss and, and (ii) to the extent any such Proceeds are received by Buyer or any of its Affiliates (including any Company Entity) after the Closing, Buyer shall, within five (5) Business Days of receipt thereof, pay, or cause to be paid, such Proceeds to Members’ Representative (on behalf of the Members), which will be further paid to each Member based on its Pro Rata Share.

(c) If the Restoration Cost exceeds ten percent (10%) of the Enterprise Value, then either Members’ Representative (on behalf of the Members) or Buyer may terminate this Agreement by written notice to the other Party in accordance with Section 9.1(g). If neither Members’ Representative nor Buyer elects to terminate this Agreement prior to Closing, then at the Closing, the Enterprise Value shall be reduced by an amount equal to the Restoration Cost, and such Casualty Loss shall not be taken into account for purposes of determining whether the conditions set forth in ARTICLE VI have been satisfied. To the extent not included in the calculation of the Restoration Cost, Members’ Representative (on behalf of the Members) shall be entitled to receive all Proceeds related to such Casualty Loss, and, to the extent any such Proceeds are received by Buyer or any of its Affiliates (including any Company Entity) after the Closing, Buyer shall, within five (5) Business Days of receipt thereof, pay, or cause to be paid, such Proceeds to Members’ Representative (on behalf of the Members), which will be further paid to each Member based on its Pro Rata Share.

(d) If the Restoration Cost is less than one percent (1%) of the Enterprise Value, then such Casualty Loss shall not be taken into account for purposes of determining whether the conditions set forth in ARTICLE VI have been satisfied and Buyer shall be entitled to receive all Proceeds related to such Casualty Loss, and such Proceeds shall be excluded from the calculation of Closing Date Net Working Capital.

(e) To the extent any Proceeds in respect of a Casualty Loss that are payable to Members’ Representative in accordance with this Section 5.9 have not been received by Members’ Representative, then, Buyer shall use commercially reasonable efforts to cooperate with Members’ Representative to pursue with the insurance company for a period of up to six (6) months following Closing, at Members’ Representative’s sole cost and expense, collection of such Proceeds.

Section 5.10 Affiliate Contracts. At or prior to the Closing, the Company shall, or shall cause the Company Entities to, as applicable (a) terminate all Affiliate Contracts, except for those set forth in Section 5.10 of the Company Disclosure Schedule and (b) with respect to such terminated Affiliate Contracts, cause all claims, Liabilities or obligations between the Company Entities, on the one hand, and any Member or an Affiliate (other than an Acquired Company) thereof, on the other, to be mutually released at or prior to the Closing, in each case, without payment by any of the Acquired Companies from and after the Calculation Time.

Section 5.11 Tax Matters.

(a) Allocation of Taxes. For purposes of determining the amount of current Taxes to be included in the Indebtedness Amount or Net Working Capital or as is otherwise necessary or relevant for purposes of this Agreement, and subject to Section 5.11(b), in the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts or transactions of the Company Entities (including sales, use, withholding, transfer and payroll Taxes or any other Taxes that are not covered by the following clause (ii)) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day immediately preceding the Closing Date, provided, however, that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date on a daily basis and (ii) the amount of any property, ad valorem or similar Taxes assessed on a periodic basis of the Company Entities for a Straddle Period that relates to the Pre-Closing Tax Period shall be allocated on a daily basis.

(b) Tax Returns. [Reserved.]

(c) Tax Proceedings. Members’ Representative or its designee shall have the right to control any Tax Proceeding in respect of the Company for taxable periods ending on or before the Closing Date with respect to Flow-Through Taxes; provided, that, Members’ Representative shall use its commercially reasonable efforts to allow Buyer to participate in any such Tax Proceeding through counsel of Buyer’s choosing and shall promptly provide Buyer with copies of any material notices or correspondence received in connection with any such Tax Proceeding. To the extent a third party controls any such Tax Proceeding, Members’ Representative shall (x) request from such Person timely periodic written updates regarding any such Tax Proceeding of which Members’ Representative is aware and (y) promptly provide any such updates received by Members’ Representative to Buyer. In any case, Members’ Representative (i) shall use its commercially reasonable efforts to provide Buyer with a timely and reasonably detailed summary of each stage of such Tax Proceeding and (ii) not consent to any settlement, compromise or abandonment any such Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Push-Out Election. In the event that Buyer, the Members’ Representative or their respective Affiliates become aware that the IRS has issued a notice of final partnership adjustment with respect to the Company for any Pre-Closing Tax Period, such Party shall promptly notify the other Party. Notwithstanding anything to the contrary, the Members’ Representative shall, and shall cause its applicable Affiliates and, to the extent within its control, any applicable “partnership representative” and “designated individual” (as those terms are used in Section 6223 of the Code and Treasury Regulations Section 301.6223-1(b)(3)) of the Company, to cooperate in enabling the Company to make a timely election (to the extent legally available to be made) under Section 6226 of the Code and Treasury Regulation Sections 301.6226-1 (and any similar, replacement or successor provisions under federal, state, local or other Law) with respect to any imputed underpayment reflected in a notice of final partnership adjustment.

(e) Tax Treatment. The Parties acknowledge that the transactions contemplated under this Agreement, including the Merger, will be treated, pursuant to Rev. Rul. 99-6, Situation 2 as follows: (i) as to Buyer, as the purchase by Buyer of all of the assets of the Company from the Members, and (ii) as to the Members, as the sale by the Members of the Company Interests. The Parties shall file all Tax Returns consistent with such treatment.

Section 5.12 Real Property Matters.

(a) The Company agrees, both for itself and on behalf of its Affiliates, to use commercially reasonable efforts to reasonably cooperate with Buyer in connection with Buyer’s efforts to procure title policies and survey updates at Buyer’s sole cost and expense. At or prior to Closing, the Company shall, and shall cause each Company Entity, to, as necessary or appropriate, execute and deliver a customary owner’s title affidavit (the form of which, attached hereto as Exhibit E, shall be acceptable to the title company and which shall not subject the Company to any post-closing liability), subject to such modifications as may be needed to make the affidavit factually correct as of the Closing or to address title curative issues that the Company agrees to address. For the avoidance of doubt, the Company shall not be obligated to (i) deliver any indemnities to the Title Company or (ii) except for cooperating with Buyer as expressly described in this Section 5.12(a), otherwise facilitate the final issuance of a title policy. For the avoidance of doubt, the issuance of any title policy insuring any of the Property shall not be a condition to Closing and the failure of Buyer to obtain a satisfactory title policy, or any title policy at all, shall not be deemed a breach by the Company of this Section 5.12(a).

(b) The Company shall not be obligated to deliver any estoppel certificates, however, in the event that an estoppel certificate is reasonably requested by Buyer or its title company, then at Buyer’s sole cost and expense, the Company shall, and shall cause the Company Entities, to reasonably cooperate with Buyer to request an estoppel certificate, upon written request from Buyer, from any counterparty to any Property Document (i) that is a lease or is otherwise executory in nature, and (ii) that is the insured interest under a title commitment committing to insure the Real Property. For the avoidance of doubt, the procurement of any estoppels, title policies, surveys or other similar documents related to the Real Property, all of which shall be at Buyer’s sole cost and expense, shall not be a condition to Buyer’s obligation to close the contemplated transaction pursuant to this Agreement.

(c) Buyer, including any surveyor or similar service provider, shall be able to access any Project pursuant to Section 5.12(a). The Company shall, and shall cause the Company Entities and its and their respective employees and other appropriate Representatives to, reasonably cooperate with Buyer in obtaining any updated surveys, including timely responding to any questions or providing reasonable information requested by Buyer or its surveyor.

(d) Buyer may obtain updates to the existing title commitments or new title commitments for the Real Property related to each Project. The Company shall, and shall cause the Company Entities and its and their respective employees and other appropriate Representatives to, reasonably cooperate with Buyer in obtaining updated title commitments, including timely responding to any questions or providing reasonable information requested by Buyer or the title company providing any updated title commitment.

Section 5.13 Exclusivity. During the Interim Period, the Company and Members’ Representative shall not (and shall cause their respective Affiliates (including the Company Entities) to not) (a) solicit or encourage the initiation or submission of interest, offers, inquires or proposals with respect to, (b) initiate or participate in any negotiations or discussions to enter into or (c) enter into, any definitive agreement to acquire, purchase or lease (i) all or substantially all of the Company Entities’ businesses or assets, or (ii) any of the Company Interests or any Company Entities’ Interests, in each case, whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise.

Section 5.14 Financing.

(a) Prior to the Closing, Members’ Representative and the Company shall use their reasonable best efforts to, and shall cause each of the FPH Sellers, the Company and the Company’s Subsidiaries (the Company and its Subsidiaries, collectively, the “Company Group”) to use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Representatives (including legal and accounting) to use their reasonable best efforts to, in each case at Buyer’s sole expense, provide Buyer such cooperation reasonably requested by Buyer (including Buyer’s request at the direction of any Debt Financing Source) to arrange, underwrite, obtain, syndicate and/or consummate any Specified Debt Financing, including (but not limited to):

(i) taking such actions as are reasonably requested by Buyer in connection with the preparation of Offering Documents;

(ii) making officers of appropriate seniority reasonably available, with appropriate advance notice and at times and locations reasonably acceptable to Members’ Representative, for participation in bank meetings, additional bank calls during normal business hours at times to be mutually agreed, road shows and due diligence sessions (including accounting due diligence sessions);

(iii) furnishing Buyer and the Debt Financing Sources copies of historical financial data with respect to the Company Group and other financial data reasonably requested by Buyer or any Debt Financing Source, in each case prepared in the ordinary course of business of the Company Group, including, without limitation, the Required Information;

(iv) furnishing due diligence information (including, subject to the receipt of customary non-reliance letters, reports prepared by third parties) reasonably requested by the Debt Financing Sources in connection with the Offering Documents;

(v) assisting with the preparation of customary materials relating to the Company Group for rating agency presentations, and participating in rating agency meetings, in each case, reasonably requested in connection with any Specified Debt Financing, in each case, with respect to information relating to the Company Group;

(vi) providing information reasonably requested by Buyer or any Debt Financing Source regarding the Company Group under applicable “know your customer”, anti-money laundering rules and regulations and the USA PATRIOT Act of 2001, as amended, and the Beneficial Ownership Regulation, in each case, at least five (5) Business Days prior to the Closing Date to the extent requested in writing at least ten (10) Business Days prior to the Closing Date;

(vii) providing reasonable and customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information relating to the Company Group to prospective lenders or other debt investors (including with respect to presence or absence of material non-public information and accuracy of the information contained therein);

(viii) providing reasonable and customary assistance in the preparation by Buyer of (but not preparing) pro forma financial information and pro forma financial statements (it being understood that Buyer shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein); and

(ix) requesting its independent accountants to provide reasonable assistance to Buyer consistent with their customary practice (including to provide consent to Buyer to prepare and use their audit reports relating to the Company).

(b) Notwithstanding anything to the contrary, (i) nothing in the preceding clause (a) shall require Members’ Representative or the Company to cooperate or take other actions to the extent it would interfere unreasonably or materially with the business or operations of the FPH Sellers or the Company Group (it being acknowledged that subclauses (i) through (ix) of clause (a) above do not so interfere), encumber any of the assets of the FPH Sellers or the Company Group prior to Closing, or require any FPH Seller or any member of the Company Group to pay any commitment or other fee or make any other payment or incur any other monetary or liability or obligation in connection with any Specified Debt Financing prior to the Closing Date (unless promptly reimbursed by Buyer pursuant to the terms of this Agreement), (ii) no obligation of any FPH Seller or any member of the Company Group under any agreement, certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing, (iii) none of the boards of directors (or equivalent bodies) of any FPH Seller or any member of the Company Group shall be required to enter into or adopt any resolutions or take similar action approving or authorizing any Specified Debt Financing, the effectiveness of which is not conditioned upon the occurrence of the Closing, (iv) nothing herein shall require Members’ Representative or the Company to (A) execute or deliver any definitive financing agreements, the effectiveness of which is not conditioned upon the occurrence of the Closing, or cause any definitive financing agreements to be signed by any officer or director of the Company that is not continuing on as an officer or director immediately after Closing, (B) take any action that could reasonably be expected to conflict with, or violate, any of the organization documents of a member of the Company Group or applicable Law or result in a breach of the terms of this Agreement, (C) prepare or deliver any legal opinions, (D) prepare or deliver any description of all or any portion of the Specified Debt Financing, including any “description of notes” or “description of other indebtedness”, or other information customarily provided by financing sources or their counsel or (E) prepare or deliver any risk factors relating to all or any component of the Specified Debt Financing, including any such description to be included in liquidity and capital resources disclosure and (v) it is understood and agreed that the condition precedent set forth in Section 6.3(b), as applied to the Company’s obligations under Section 5.14, shall be deemed to be satisfied unless the Specified Debt Financing has not been obtained as a direct result of the Company’s intentional and willful breach of its obligations under Section 5.14.

(c) Buyer shall indemnify and hold harmless Members’ Representative, the FPH Sellers any member of the Company Group and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of any Specified Debt Financing and the performance of their respective obligations under Section 5.14(a), other than to the extent any of the foregoing arises from the fraud, bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Members’ Representative, any FPH Seller or any member of the Company Group or their respective Representatives. Buyer shall, promptly upon request by Members’ Representative, reimburse Members’ Representative or the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by Members’ Representative or any member of the Company Group in connection with the arrangement of any Specified Debt Financing and the performance of their respective obligations under Section 5.14(a). Members’ Representative and the Company hereby consent to the use of their and each member of the Company Group’s logos in connection with any Specified Debt Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any member of the Company Group or the reputation or goodwill of the Company or any member of the Company Group.

(d) For the avoidance of doubt, Buyer may, to most effectively access the financing markets, request the cooperation of Members’ Representative, the FPH Sellers and each member of the Company Group under this Section 5.14 at any time, and from time to time on multiple occasions, between the date hereof and the Closing Date.

(e) If, in connection with a marketing effort contemplated by any Specified Debt Financing, Buyer reasonably requests (reasonably in advance of any requested filing) that Company make publicly available information that would otherwise contain material non-public information regarding the Company Group, which information is necessary or customary to include in the Offering Documents for such Specified Debt Financing and Buyer reasonably determines (and the Company does not reasonably object on the basis that the proposed filing would violate applicable Law or an obligation of confidentiality) to include in an Offering Document for such Specified Debt Financing, then, upon each of Buyer’s and the Company’s review of such filing, the Company shall cause such information to be made publicly available in a manner reasonably acceptable to Buyer.

Section 5.15 Delivery of Data Room. The Company shall deliver, or cause to be delivered, to Buyer a digital copy of all documents that were included in the Data Room (a) as of 1:00 a.m. Eastern time on December 31, 2025, delivered no later than ten (10) Business Days following the date hereof, and (b) as of the Closing Date, no later than ten (10) Business Days following the Closing Date.

Section 5.16 Distributions and Other Payments. Between the Calculation Time and the Closing, Company Parent and the Company shall not and shall cause their respective Affiliates (including the Acquired Companies) not to, directly or indirectly, (a) declare, set aside or pay any dividends or otherwise make any distributions in respect of any Company Interests, (b) incur or repay any portion of the Indebtedness Amount or incur or pay any Transaction Expenses that, if not paid as of the Calculation Time, would constitute Closing Date Transaction Expenses, or (c) otherwise use any Cash for the benefit of Company Parent, any Member or any of their respective Affiliates (other than any Company Entity).

Section 5.17 Transition Services. With respect to any Transition Services (as defined below), for the period of time following the Closing Date as may be agreed between Members’ Representative and Buyer during the Interim Period, Members’ Representative shall provide or cause to be provided to Buyer and the Company Entities from and after Closing any such services as are agreed between Members’ Representative and Buyer during the Interim Period and on such terms and conditions as are agreed between Members’ Representative and Buyer during the Interim Period (such services, collectively, the “Transition Services”). Members’ Representative shall and shall cause its Affiliates to perform any Transition Services (a) in all material respects in compliance with all Laws and (b) to the extent not inconsistent therewith, in substantially the same quality and manner as the same or comparable services were provided by Members’ Representative or its Affiliates to the Company Entities prior to the Closing Date; provided, however, that Members’ Representative or its Affiliates shall have no liability to Buyer or its Affiliates for any acts or omissions by Members’ Representative or its Affiliates in connection with the Transition Services except to the extent of the gross negligence of Members’ Representative or such Affiliate, and Buyer shall provide a customary indemnity to Members’ Representative (and its Affiliates and representatives) with respect to any liabilities incurred by them in the course of providing the Transition Services (other than in the case of gross negligence) and any compensation that is agreed to be paid by Buyer to Members’ Representative for such services shall reflect such limitation of liability.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1 Conditions Precedent to Obligations of Buyer and the Company. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) on or prior to the Closing Date of each of the following conditions:

(a) No Adverse Order. There shall be no Governmental Order or Law that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

(b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(c) FPA Matters. FERC authorization under Section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d) Reactive Service. The ninety (90)-day prior notice requirement with respect to the Reactive Power Submission shall have expired or FERC shall have issued an order granting request for waiver of such ninety (90)-day prior notice requirement and such order shall be in full force and effect.

Section 6.2 Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. (i) Other than representations and warranties of Buyer contained in Section 4.1 (solely with respect to the first sentence and the last sentence thereof), Section 4.2 and Section 4.16, the representations and warranties of Buyer contained in ARTICLE IV, disregarding all qualifications contained herein relating to materiality, Buyer Material Adverse Effect or similar qualifications, shall be true and correct, in each case, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not have a Buyer Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 (solely with respect to the first sentence and the last sentence thereof), Section 4.2 and Section 4.16 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in any case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

(b) Covenants and Agreements of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it as of or prior to the Closing.

(c) Buyer Closing Deliverables. The Company shall have received each of the deliveries contemplated under Section 2.5(c).

(d) Certificate of Buyer. The Company shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 6.2(a) and Section 6.2(b) as of the Closing Date.

(e) Cogentrix Transaction. The conditions precedent to consummate the transactions contemplated by the Cogentrix Purchase Agreement (as set forth in Article VII of the Cogentrix Purchase Agreement) that are for the benefit of the Company Parent or for the benefit of each party thereto shall have been satisfied or waived and such transactions shall be consummated substantially concurrently with the Closing.

Section 6.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of the Company’s Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1(a), Section 3.1(c), Section 3.3, Section 3.7(a)(i) and Section 3.16, the representations and warranties of the Company contained in ARTICLE III, disregarding all qualifications contained herein relating to materiality, Material Adverse Effect or similar qualifications (other than any such qualification to the extent it qualifies an affirmative requirement to list specified items on a section of the Company Disclosure Schedule), shall be true and correct, in each case, on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1(a) (other than with respect to good standing), Section 3.1(c), Section 3.3(a), Section 3.3(b) (but only with respect to the last sentence thereof), and Section 3.3(c) shall be true and correct in all respects on and as of the Closing Date (except for any de minimis inaccuracies), (iii) the representations and warranties set forth in Section 3.1(a) (but only with respect to good standing), Section 3.3(b) (other than with respect to the last sentence thereof) and Section 3.16 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in any case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) and (iv) the representations and warranties set forth in Section 3.7(a)(i) shall be true and correct in all respects on and as of the Closing Date.

(b) Covenants and Agreements of the Company. The Company and Company Parent shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by such Party prior to or as of the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that remains in effect.

(d) Company Closing Deliverables. Buyer or its designee shall have received each of the deliveries contemplated under Section 2.5(b).

(e) Certificate of the Company. Buyer shall have received a certificate signed by a duly authorized officer of the Company Parent confirming the matters set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) as of the Closing Date.

(f) Ratings Reaffirmation. (a) No Event of Default (as such term is defined in the Credit Agreement or the Cogentrix Credit Agreement, as applicable) shall have occurred and be continuing as of the Closing under the Credit Agreement or the Cogentrix Credit Agreement and (b) all conditions, obligations and requirements have been fulfilled for no “Change in Control” (as such term is defined under the Credit Agreement and the Cogentrix Credit Agreement, as applicable) to occur under the Credit Agreement and the Cogentrix Credit Agreement as of the Closing or applicable consent, waiver or amendment shall have otherwise been obtained, in each case, other than such Event of Default or “Change in Control” caused by a failure to satisfy the Credit Agreement Portability Conditions, including as a result of any breach of or inaccuracy in the representations and warranties of Buyer contained in Section 4.11 or a failure by Buyer to comply with Buyer’s obligations set forth in Section 5.7.

(g) Cogentrix Transaction. The transactions contemplated by the Cogentrix Purchase Agreement shall have been consummated substantially concurrently upon the Closing.

Section 6.4 Satisfaction of Conditions. All conditions to the obligations of the Company and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

ARTICLE VII.

REMEDIES; RELEASES

Section 7.1 Remedies. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement would cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law; provided that the Company shall be entitled to seek specific performance to cause Buyer and Merger Sub to consummate the Closing if and only if (i) all of the conditions in Section 6.1 and Section 6.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied or waived until the Closing Date), (ii) Buyer or Merger Sub has failed to consummate the transactions contemplated hereby on the date that the Closing is required to have occurred pursuant to Section 2.5, (iii) on or after such date the Company irrevocably confirms in writing that the Company and Company Parent are ready, willing and able to consummate the Closing in accordance with the terms and conditions set forth in this Agreement and (iv) Buyer and Merger Sub have not consummated the transactions contemplated hereby within five (5) Business Days after receipt of such notice from the Company.

Section 7.2 Waiver and Release.

(a) Effective as of the Closing, Buyer and each Company Entity, on behalf of itself and each of its Affiliates and each of its and their current and former officers, directors, employees, partners, members, advisors, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each Member, Members’ Representative and their respective Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (the “Member Parties”) from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, arising out of, or relating to, or accruing from (i) the organization, management or operation of the businesses of the Company Entities, in each case, relating to any matter, occurrence, action or activity on or prior to the Closing, (ii) any information (whether written or oral), documents or materials furnished in connection with the transactions contemplated hereby or (iii) any Member’s or any of its Affiliates’ standing as a former purchaser, owner and holder of the Company Interests; provided, however, that nothing contained in this Section 7.2(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to claims properly made under this Agreement or claims based on Fraud.

(b) Effective as of the Closing, Members’ Representative, on behalf of itself and each FPH Seller and each of its and their respective Affiliates (including the Company Entities prior to Closing) and each of its and their current and former officers, directors, employees, partners, members, advisors, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Buyer, the Company Entities and their respective Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, arising out of, or relating to, or accruing from (i) the organization, management or operation of the businesses of the Company Entities, in each case, relating to any matter, occurrence, action or activity on or prior to the Closing, (ii) any information (whether written or oral), documents or materials furnished in connection with the transactions contemplated hereby or (iii) any FPH Seller’s or any of its Affiliates’ standing as a former purchaser, owner and holder of the Company Interests; provided, however, that nothing contained in this Section 7.2(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to claims properly made under this Agreement or claims based on Fraud.

Section 7.3 RWI Policy. It is acknowledged and agreed that Buyer or its Affiliate(s) (a) may, at their sole discretion, obtain a buyer-side representation and warranty insurance policy (the “RWI Policy”) insuring Buyer and/or its Affiliates for losses due to breaches of representations and warranties under ARTICLE III and (b) shall deliver to Members’ Representative a substantially final copy of any such RWI Policy prior to the RWI Policy being bound. Buyer acknowledges and agrees that the RWI Policy, if obtained, shall provide that (i) other than in respect of claims based on Fraud, the insurer shall waive and release any right of subrogation against the Member Parties in connection with this Agreement (the “Subrogation Waiver”) and (ii) the Member Parties are third party beneficiaries of the Subrogation Waiver. The costs with respect to the RWI Policy, specifically all premiums, underwriting fees, taxes and brokerage fees, shall be borne solely by Buyer. Buyer shall not amend, or consent to the amendment of, the RWI Policy with respect to the Subrogation Waiver in a manner that is adverse to the Member Parties without Members’ Representative’s express written consent.

ARTICLE VIII.

SURVIVAL AND REMEDIES

Section 8.1 No Survival. None of the representations, warranties, covenants and other agreements in this Agreement or any certificates delivered pursuant to this Agreement shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or other agreements, other than Fraud against the Party committing such Fraud; provided, however, that (a) Buyer’s representations and warranties set forth in Section 4.15 and Section 4.16 shall survive until the applicable statute of limitations, (b) the Company’s representations and warranties set forth in Section 3.26 shall survive until the applicable statute of limitations and (c) nothing contained herein shall prevent Buyer or its Affiliates from seeking recovery, or recovering, under the RWI Policy in accordance with its terms or obtaining any remedies Buyer or its Affiliates may have against any insurer under the RWI Policy. Notwithstanding the foregoing, any covenants and agreements contained herein which by their terms expressly apply in whole or in part after the Closing shall survive the Closing only in accordance with their respective terms. The representations and warranties set forth in each Member Acknowledgement shall survive until the later of the Closing and the date of the delivery of the applicable Member Acknowledgement to Buyer pursuant to Section 2.4(a). Without limiting the generality of the foregoing, the Parties hereby acknowledge that:

(a) the provisions of and the limitations of remedies provided in Section 7.2 and this Section 8.1 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(b) the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents; and

(c) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

ARTICLE IX.

TERMINATION

Section 9.1 Termination Events. Without prejudice to other remedies that may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Members’ Representative (on behalf of the Members) and Buyer;

(b) by either Members’ Representative (on behalf of the Members) or Buyer by giving written notice to the other Party, if the Closing shall not have occurred by December 31, 2026 (or such later date as contemplated by the penultimate sentence of Section 5.9(a)) (the “Termination Date”), unless extended by written agreement of Members’ Representative and Buyer; provided, however, that if all the conditions to Closing, other than the conditions set forth in Section 6.1(b), Section 6.1(c), or Section 6.1(d) or any of the Cogentrix Regulatory Conditions, have been satisfied, are capable of being satisfied at such time or can be waived by Buyer or the Company, then Buyer or Members’ Representative (on behalf of the Members) may elect to extend the Termination Date twice, in the case of each extension, by up to an additional ninety (90) days, such extension period not to exceed, in the aggregate, one hundred and eighty (180) days (or such later date as contemplated by the penultimate sentence of Section 5.9(a)) (in the case of such extension(s), any reference to the Termination Date in any provision of this Agreement will be deemed to reference the Termination Date, as so extended); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if the failure of the Closing to occur by the Termination Date was primarily due to the breach or violation of any representations, warranties, covenants, agreements or other obligations contained in this Agreement by such Party (including in the case of the Company, Company Parent);

(c) by Buyer by giving written notice to Members’ Representative, if the Company or Company Parent has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would cause any condition of Buyer set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied and such breach has not been cured within the earlier of thirty (30) days after written notification thereof and the Termination Date; provided that the right of Buyer to terminate this Agreement under this Section 9.1(c) shall not be available to Buyer if Buyer is then in breach of any representations, warranties, covenants, agreements or other obligations contained in this Agreement in a manner which causes any condition of the Company in Section 6.2(a) or Section 6.2(b) not to be satisfied;

(d) by Members’ Representative (on behalf of the Members) by giving written notice to Buyer, if Buyer has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would cause any condition of the Company set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the Closing and pay the Purchase Price in accordance with the terms of ARTICLE II, such breach has not been cured within the earlier of thirty (30) days after written notification thereof and the Termination Date; provided, that the right of Members’ Representative to terminate this Agreement under this Section 9.1(d) shall not be available if the Company or Company Parent is then in breach of any representations, warranties, covenants, agreements or other obligations contained in this Agreement in a manner which causes any condition of Buyer in Section 6.3(a) or Section 6.3(b) not to be satisfied;

(e) by either Members’ Representative (on behalf of the Members) or Buyer by giving written notice to the other Party, if any Governmental Authority shall have issued a Governmental Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Governmental Order shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party if such Governmental Order resulted from or was primarily due to the failure of such Party (including in the case of the Company, Company Parent) to perform any of its obligations hereunder;

(f) by Members’ Representative (on behalf of the Members) by giving written notice to Buyer, if (i) all the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date), (ii) Buyer or Merger Sub has failed to consummate the transactions contemplated hereby on the date the Closing is required to have occurred pursuant to Section 2.5, (iii) on or after such date Members’ Representative notifies Buyer in writing that the Company and Company Parent are ready, willing and able to consummate the Closing, and (iv) Buyer and Merger Sub do not consummate the transactions contemplated hereby within five (5) Business Days after receipt of such notice from the Company;

(g) by either Members’ Representative (on behalf of the Members) or Buyer in accordance with Section 5.9(b); or

(h) by either Members’ Representative (on behalf of the Members) or Buyer by giving written notice to the other Party, if the Cogentrix Purchase Agreement is terminated in accordance with the terms set forth therein.

Section 9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (a) the provisions of, and the obligations of Buyer, the Company and Company Parent, as applicable, under, Section 5.2(a) (solely as it relates to indemnification), Section 5.2(b), Section 5.5, Section 7.1 (solely as it relates to the provisions of this Agreement that expressly survive such termination), this Section 9.2, Section 9.3 and ARTICLE X of this Agreement and the Confidentiality Agreements shall remain in full force and effect and (b) such termination shall not relieve any Party of any Liability for any willful and intentional breach of this Agreement prior to such termination; provided, that any breach by Buyer of this Agreement that causes or results in the failure of the Closing to occur shall constitute a willful and intentional breach of this Agreement by Buyer.

Section 9.3 Termination Fee.

(a) If this Agreement is terminated (i) by Members’ Representative pursuant to Section 9.1(f), or (ii) by either Buyer or Members’ Representative pursuant to Section 9.1(h) if the Cogentrix Reverse Termination Fee has become payable by Buyer as a result of the termination of the Cogentrix Purchase Agreement, then Buyer shall pay, or cause to be paid, to Members’ Representative (or as otherwise directed by Members’ Representative in writing within one (1) Business Day after such termination) an amount in cash equal to $72,160,636 (the “Reverse Termination Fee”) within five (5) Business Days after such termination. Any amount that becomes payable pursuant to this Section 9.3(a) shall be paid by wire transfer of immediately available funds to the account or accounts designated by Members’ Representative in writing.

(b) If Buyer fails to promptly pay the amount due pursuant to this Section 9.3, Buyer shall pay to Members’ Representative (on behalf of the Members) the reasonable and documented fees, costs and expenses (including reasonable and documented attorney’s fees and expenses and disbursements) incurred by Members’ Representative in connection with seeking payment of the amount due pursuant to this Section 9.3 from Buyer (including with respect to any Action commenced by Members’ Representative) (any amounts due to the Members or Members’ Representative pursuant to Section 5.2 or this Section 9.3, collectively, the “Reimbursement Amount”).

(c) The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements, the Company would not enter into this Agreement. The Parties acknowledge that the payment by Buyer of the Reverse Termination Fee is not a penalty, but constitutes liquidated damages. Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 7.1, the collective monetary damages payable by Buyer or any of its Affiliates for breaches (including for willful breach) under this Agreement shall not exceed an amount equal to the Reverse Termination Fee (and the Reimbursement Amount, if applicable) for all such breaches; provided, however, that nothing set forth herein shall affect the obligations of Buyer, or its applicable Affiliate, pursuant to the applicable Confidentiality Agreement.

(d) For the avoidance of doubt, while Members’ Representative (on behalf of the Members) may pursue both a grant of specific performance prior to termination to the extent permitted by Section 7.1 and the payment of the Reverse Termination Fee (and the payment of the Reimbursement Amount, if applicable), under no circumstances shall Members’ Representative (on behalf of the Members) be permitted or entitled to receive both (i) a grant of specific performance to require Buyer to consummate the Closing and (ii) payment of the Reverse Termination Fee. In no event shall Members’ Representative (on behalf of the Members) be entitled to receive the Reverse Termination Fee on more than one occasion.

(e) In a scenario where Members’ Representative (on behalf of the Members) is entitled to terminate and receive the Reverse Termination Fee and other than in the case of Fraud, then upon termination of this Agreement, the Reverse Termination Fee (and the payment of the Reimbursement Amount, if applicable) shall be the sole and exclusive remedy of Members’ Representative (on behalf of the Members) and its Affiliates and their respective Representatives against (i) Buyer, its Affiliates and their respective Representatives and (ii) any former, current and future direct and indirect holders of any equity, partnership or limited liability company or other interest, incorporators or organizers, controlling Persons, Affiliates, Representatives, assignees or successors of any Person named in clause (i) above (clauses (i) and (ii), collectively, the “Buyer Related Parties”) for any losses or Liabilities suffered as a result of the failure of the Closing to be consummated or for any other matter under, relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, whether based on Contract, tort, strict liability, other Laws or otherwise, or any Claim based on, in respect of, or by reason of any of the foregoing, and upon payment of the Reverse Termination Fee (and the payment of the Reimbursement Amount, if applicable), neither Members’ Representative (on behalf of the Members), any of its Affiliates or any of its respective Representatives shall pursue or be entitled to pursue or make any Claim against any Buyer Related Party, and no Buyer Related Party shall have any Liability arising out of the circumstances giving rise to any termination of this Agreement or for any other matter under, relating to or arising out of or in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement, other than (a) the Parties and their respective successors and permitted assigns, (b) the Persons entitled to the benefit of Section 5.8(a) with respect to Section 5.8(a), (c) the Persons entitled to the benefit of Section 7.2 with respect to Section 7.2, (d) the Non-Party Affiliates with respect to Section 10.13, (e) Company’s Counsel with respect to Section 10.14 and (f) the Members.

Section 10.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, that Buyer may assign this Agreement or any rights or obligations hereunder without the prior written consent of Members’ Representative (a) to any of Buyer’s Affiliates or (b) as collateral security for any of Buyer’s or its Affiliates’ secured financing obligations (including, for the avoidance of doubt, in connection with any Specified Debt Financing); provided, further, that in any such case, no such assignment will relieve Buyer of its obligations under this Agreement.

Section 10.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by email (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Company Parent, the Company (prior to the Closing) or

Members’

Representative:	Q-Generation Holdings, LLC
800 Capitol Street, Suite 3600
Houston, Texas 77002
Attn.: General Counsel

Email: generalcounsel@quantumcap.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1100 Louisiana Street, Suite 4100
Houston, Texas 77002
Attn.: David Runnels; Enrico Granata

Email: drunnels@kslaw.com;
egranata@kslaw.com

If to Buyer or	Vistra Corp.
Merger Sub (or after the
Closing,
the Company):	6555 Sierra Drive
Irving, Texas 75039
Attn: Stephanie Zapata Moore and Yuki Whitmire
Email: Stephanie.moore@vistracorp.com; Yuki.whitmire@vistracorp.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, #3700
Houston, TX 77002
Attn: Trina Chandler; Caroline Blitzer Phillips; and Ryan Lynch
Email: trina.chandler@lw.com; caroline.phillips@lw.com; and ryan.lynch@lw.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. Notwithstanding the foregoing, no amendment or waiver to this Section 10.4, Section 10.2 and/or Section 10.6 (or any defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein)) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

Section 10.5 Exhibits and Schedules. All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

Section 10.6 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Buyer or any of its Affiliates under and pursuant to any debt commitment letter or other applicable definitive documentation relating to any Specified Debt Financing, the Members’ Representative hereby:

(a) agrees that any claim, action, suit, investigation or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement and/or any Specified Debt Financing or any of the agreements entered into in connection therewith or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such claim, action, suit, investigation or other proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such claim, action, suit, investigation or other proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any debt commitment letter or other applicable definitive documentation relating to any Specified Debt Financing;

(c) agrees not to bring or support or permit any of its respective Affiliates to bring or support any claim, action, suit, investigation or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or any Specified Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof);

(d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court;

(e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR ANY SPECIFIED DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(f) agrees that no Debt Financing Source Related Party will have any liability to Members’ Representative or the Members or any of its or their Affiliates or Representatives relating to or arising out of this Agreement or any Specified Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and Members’ Representative (on behalf of the Members and their respective Affiliates and Subsidiaries) agrees not to commence any claim, action, suit, investigation or other proceeding against any Debt Financing Source Related Party with respect to the foregoing and agrees not to commence any claim, action, suit, investigation or other proceeding against any Debt Financing Source Related Party with respect to the foregoing and otherwise waives any claims or rights against any Debt Financing Source Related Parties relating to or arising out of this Agreement, any Specified Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity and whether in tort, contract or otherwise;

(g) agrees not to bring or support any suit, action or proceeding against any Debt Financing Source Related Parties in connection with this Agreement, any Specified Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity and whether in tort, contract or otherwise and agrees to cause any suit, action or proceeding asserted against any Debt Financing Source Related Parties by or on behalf of Members’ Representative (on behalf of the Members), any of its or their Subsidiaries or any of their respective Affiliates or any Representative thereof in connection with this Agreement, any Specified Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder to be dismissed or otherwise terminated; and

(h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.6, Section 10.2 and Section 10.4 that such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Source Related Party” shall not be amended or waived in any way adverse to the rights of any Debt Financing Source without the prior written consent of the Persons party to any debt commitment letter in connection with any Specified Debt Financing.

Section 10.7 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Each covenant, representation and warranty, and other agreement contained in the applicable sections of this Agreement or any Exhibit or Schedule hereto shall have independent significance. If any Party hereto has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

Section 10.9 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.10 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of the Company to effectuate the Merger be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.

Section 10.11 Expenses.

(a) Buyer shall be obligated to pay any and all costs of any filing fees with respect to any Required Regulatory Filings under the HSR Act made pursuant to Section 5.4(a)(i).

(b) Except as contemplated pursuant to Section 10.11(a) or otherwise provided herein, any fees, costs or expenses incurred in connection with obtaining any Consent contemplated by Section 3.4 or set forth in Section 3.4 of the Company Disclosure Schedule or any other third-party Consent required in connection with the consummation of the transactions contemplated hereby shall be exclusively borne by Members’ Representative (on behalf of the Members) (which will be allocated to each Member based on its Pro Rata Share), it being understood and agreed that such amounts may be reflected in the Closing Date Transaction Expenses.

(c) Unless otherwise provided herein, including as provided in Section 2.4, Section 2.8, Section 10.11(a) and Section 10.11(b), each of Buyer and Members’ Representative (on behalf of the Company and the Members which, with respect to the Members, will be allocated to each Member based on its Pro Rata Share) agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by such Person(s) in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated, it being understood and agreed that such amounts may be reflected in the Closing Date Transaction Expenses.

Section 10.12 Members’ Representative.

(a) Effective as of the date of this Agreement, and without any further act of any Person, the Company, on behalf of and as attorney-in-fact for each Member, hereby irrevocably constitutes and appoints Members’ Representative as the true and lawful agent and attorney-in-fact of the Members with full powers of substitution to act in the name, place and stead of each Member with respect to the performance on behalf of such Member under the terms and provisions of this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as Members’ Representative will deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i) act for each Member with respect to the Purchase Price and any adjustments thereof referred to in this Agreement;

(ii) amend or waive any provision hereof (including any condition to Closing) or provide consents or make elections in connection with the consummation of transactions contemplated hereunder or any termination of this Agreement;

(iii) except for amount required to be paid to the Paying Agent hereunder, collect and receive any portion of the Purchase Price or any other payment due from the Buyer and disburse such amounts to Members pursuant to this Agreement or other applicable Transaction Document;

(iv) give or receive all notices, communications and deliveries hereunder on behalf of the Members;

(v) assert, negotiate, enter into settlements and compromises of or otherwise handle any claims of Buyer under this Agreement or any other Transaction Documents; and

(vi) do or refrain from doing any further act or deed on behalf of each Member that Members’ Representative deems necessary or appropriate, in the sole discretion of Members’ Representative, relating to the subject matter hereof as fully and completely as any Member could do if personally present and acting as though any reference to any Member herein was a reference to Members’ Representative.

(b) The appointment of Members’ Representative will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Members’ Representative as the act of any Member in all matters referred to herein. Each Member shall be deemed to have ratified and confirmed all that Members’ Representative will do or cause to be done in good faith by virtue of its appointment as Members’ Representative. Any decision or action by Members’ Representative under this Agreement or any Transaction Document shall constitute a decision or action of all Members and shall be final, binding and conclusive upon each Member, in each case notwithstanding any contrary action of or direction from any Member. Members’ Representative will not be liable to any Member for any action taken by Members’ Representative in good faith pursuant to this Agreement or any other Transaction Document, and each Member will severally (and not jointly), based on its Pro Rata Share, indemnify, defend and hold Members’ Representative harmless from and against any Damages arising out of its serving as Members’ Representative hereunder, in each case except for Members’ Representative’s willful misconduct. Each Member will reimburse Members’ Representative, based on its Pro Rata Share, for any costs or expenses incurred by Members’ Representative before or after Closing in connection with the transactions contemplated hereunder. Notwithstanding anything to the contrary in this Agreement, Company Parent shall be solely responsible for any amounts payable to Members’ Representative by any FPH Seller under this Agreement whether such amounts are incurred prior to, at or after the Closing.

(c) Each Member shall be deemed to have expressly acknowledged and agreed that Members’ Representative is authorized to act on behalf of such Member notwithstanding any dispute or disagreement among Members, and that any Person will be entitled to rely on any and all action taken by Members’ Representative hereunder without liability to, or obligation to inquire of, any Member. Without limiting the generality of the foregoing, Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Members’ Representative and to disregard any notices or communications given or made by any Member (in capacity as such) that is contrary to a notice or communication given or made by the Members’ Representative.

Section 10.13 No Recourse Against Non-Party Affiliates. All claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or any other Transaction Document, may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement or any other Transaction Document (as applicable to this Agreement or such Transaction Document, the “Contracting Parties”). No Person who is not an applicable Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or other Transaction Document, as applicable, or based on, in respect of, or by reason of this Agreement or such Transaction Document, as applicable, or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each applicable Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each applicable Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of an applicable Contracting Party or otherwise impose Liability of an applicable Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each applicable Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or other Transaction Document, as applicable, or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.14 Legal Representation.

(a) It is acknowledged by each of the Parties that the Company Entities and Members’ Representative have retained King & Spalding LLP, Rock Creek Energy Group, LLP, Wiley Rein LLP, Troutman Pepper Hamilton Sanders, LLP, Baker Botts L.L.P., Partridge, Snow & Hahn, LLP, Foley Hoag LLP, Carmody Torrance Sandak & Hennessy LLP, Spencer Fane LLP, McLane Middleton PA and Riker Danzig LLP (collectively, “Members’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Members’ Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of Members’ Counsel for conflict of interest or any other purposes as a result thereof. The Company and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Members’ Representative or its Affiliates, on the one hand, and Buyer or its Affiliates (including the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or the Company Entities, on the one hand, and Members’ Representative or its Affiliates, on the other hand, Company’s Counsel may represent any or all of Members’ Representative and its Affiliates in such dispute even though the interests of the Members and their respective Affiliates may be directly adverse to Buyer or the Company Entities, and even though Members’ Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.

(b) Members’ Representative and Buyer and their respective Affiliates, including following the Closing with respect to the Company Entities, acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the Company Entities or any of its or their respective Affiliates, on the one hand, and Members’ Representative or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, as to all communications among Members’ Counsel, the Company Entities, Members’ Representative or any of their respective Affiliates relating to the transaction contemplated hereby or any other agreement entered into in connection herewith or in connection with the sale process pursuant to which this Agreement has been entered into (collectively, the “Existing Representation”), the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Members’ Representative or its Affiliates (other than the Company Entities), and may be controlled by Members’ Representative or its Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Members’ Counsel relating to the Existing Representation, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Members’ Counsel constitute property of the client, only Members’ Representative and its Affiliates shall hold such property rights and (ii) Members’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Entities by reason of any attorney-client relationship between Members’ Counsel and the Company Entities or otherwise.

(c) If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them that occurred at any time prior to the Closing and is related to the Existing Representation, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the prior written consent of Members’ Representative or as required by Law.

Section 10.15 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.16 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America, in each case located in Wilmington, Delaware) for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any Action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY ACTION, LITIGATION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF (INCLUDING, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

Section 10.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any electronically transmitted or .pdf copies hereof or signature hereon and any copies originally executed using secure e-signature services such as DocuSign shall, for all purposes, be deemed originals.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:
HAMILTON HOLDINGS II, LLC
By:	/s/ Jeff Ingraham
Name: Jeff Ingraham
Title: Authorized Person

BUYER:
VISTRA OPERATIONS COMPANY LLC
By:	/s/ Stacey Doré
Name: Stacey Doré
Title: Chief Strategy & Sustainability Officer, Executive Vice President of Public Affairs

MERGER SUB:
TSVME LLC
By:	/s/ Stacey Doré
Name: Stacey Doré
Title: Chief Strategy & Sustainability Officer, Executive Vice President of Public Affairs

MEMBERS’ REPRESENTATIVE:
Q-GENERATION HOLDINGS, LLC, solely for purposes of Article II and in its capacity as Members’ Representative
By:	/s/ Jeff Ingraham
Name: Jeff Ingraham
Title: Authorized Person